AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997
                                                            FILE NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            IGENE BIOTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

  MARYLAND                              2899                      52-1230461
(State or other jurisdiction  Primary Standard Industrial     (I.R.S. employer
of incorporation or           Classification Code Number  identification number)
organization)
                              9110 Red Branch Road
                            Columbia, Maryland 21045
                                  410-997-2599
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Stephen F. Hiu
                              9110 Red Branch Road
                            Columbia, Maryland 21045
                                  410-997-2599
  (Name, address including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Martin H. Neidell, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
Title of Each
Class of Securities    Dollar Amount To Be      Proposed Maximum           Proposed Maximum              Amount of
to be Registered       Registered               Offering Price Per Unit    Aggregate Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------------------

8% Notes                  $  5,000,000              $1.00                     $5,000,000                $1,475
--------------------------------------------------------------------------------------------------------------------------------

Warrants Expiring 2007      50,000,000              $ .01                     $5,000,000                $1,475
--------------------------------------------------------------------------------------------------------------------------------

Rights to Purchase
Warrants and Notes           5,000,000               ----                      ----                       ----
================================================================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 5, 1997

DECEMBER __, 1997                 PROSPECTUS

                            IGENE BIOTECHNOLOGY, INC.

                               Rights to Purchase
      Warrants to Buy up to 50,000,000 Shares of Common Stock Expiring 2007 and
                                       and
                $5,000,000 Principal Amount of 8% Notes due 2002

     IGENE Biotechnology, Inc. (the "Company") is distributing, at no cost, to holders of record on __________, 1997 (the "Record Date"), of the Company's Common Stock, Preferred Stock, warrants, options and convertible notes (collectively the "Securities"), transferable rights (the "Rights") to subscribe for and purchase at $.10 (the "Subscription Price") per unit (a "Unit"), __ of a Unit for each share of Common Stock (or common stock equivalent) owned by such holder. Each holder of a Rights certificate (a "Rights Certificate") who exercises his or her right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Certificates (the "Basic Subscription Right") will have the Right to subscribe for additional Units, if any, available as a result of any unexercised Rights. See "Subscription to Rights - Additional Subscription Privilege."
     The holders of the Preferred Stock, warrants, options and convertible notes will receive the number of Rights they would have received had such holders converted such securities into, or exercised such securities for, Common Stock on the Record Date. Each whole Unit will entitle the holder to receive $.10 principal amount of 8% Notes Due 2002 (the "Notes") and a ten year warrant (the "New Warrants") to purchase one share of Common Stock at an exercise price of $.10 per share.
     The Investors (as herein defined) have entered into an Agreement pursuant to which they have agreed to subscribe for, in accordance with specified percentages, enough Rights so that the amount of Rights subscribed for in the Rights Offering (as herein defined) shall total at least $2,000,000. (Cover continued on following page)

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" beginning at Page __ of this Prospectus.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                   Underwriting       Proceeds to Company(1)
                                  Discounts and
Price       Subscription Price     Commissions       Minimum(2)      Maximum(3)
-------------------------------------------------------------------------------
Per Unit         $.10                 None              $.10           $.10
-------------------------------------------------------------------------------
Total         $5,000,000              None           $2,000,000      $5,000,000
===============================================================================
(1) Before deducting expenses payable by the Company estimated to be $250,000.
(2) Minimum assumes that $2,000,000 in Rights are subscribed by the Investors.
(3)     Maximum assumes that the Rights Offering is fully subscribed.

(cover page continued)

     A transferable Rights Certificate evidencing the total number of Rights to which a stockholder is entitled is being sent with this Prospectus to each stockholder entitled to participate in the Rights Offering.

     The Rights may not be exercised by any person, and neither this Prospectus nor any Rights Certificate shall constitute an offer to sell or a solicitation of an offer to purchase any Notes or New Warrants in any jurisdiction in which such transactions would be unlawful.


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights, Notes and New Warrants (the "Offered Securities") offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company or the Offered Securities, reference is hereby made to such Registration Statement and exhibits filed therewith. The statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits thereto.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. The Company's Common Stock trades in the over-the-counter Market.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES CONTAINED IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT IN THE OFFERED SECURITIES.

                                   THE COMPANY

     The Company was incorporated under the laws of the State of Maryland on October 27, 1981. Its executive offices, laboratories and pilot plant unit are located at 9110 Red Branch Road, Columbia, Maryland 21045, and its telephone number is (410) 997-2599.

     The Company is engaged in the business of industrial microbiology and related biotechnologies. The Company was formed to develop, produce and market value-added specialty biochemical products derived from abundant, inexpensive and renewable agricultural residues and wastes through the use of state-of-the-art fermentation technology, physical and chemical separation technology, and related chemical and biochemical engineering technologies.

     In 1996, the Company began commercial fermentation trials with another potential manufacturing partner. On July 3, 1997, the Company signed a non-exclusive toll manufacturing agreement with Fermic, S.A. de C.V., Mexico City, for the production of its natural astaxanthin pigment, AstaXin(R). Commercial production is expected to be reached in the fourth quarter of 1997. This agreement is intended to aid the Company in producing enough AstaXin(R) to meet demand, although there is no assurance that sufficient quantities will be able to be produced or that demand will materialize.

                               THE RIGHTS OFFERING

     The Company is distributing at no cost to holders of Common Stock, convertible notes, options, Preferred Stock and warrants, as of the Record Date, one transferable Right for each share of Common Stock or, in the case of convertible notes, options, Preferred Stock and warrants, a number of Rights equal to the number of common shares such holder would receive had such securities been converted into or exercised for Common Stock as of the Record Date.

DESCRIPTION...........     Each Right entitles the holder to purchase __ of a
                           Unit.  The Subscription Price for each Unit is  $.10
                           and entitles the holder to $.10 principal amount of 8% Notes Due 2002 and one New Warrant to purchase
                           Common Stock at an exercise price of $.10 for a period of ten years. On __________, 1997, the closing price of the Common Stock in the OTC Market was $.__ per share.

RECORD DATE...........     __________, 1997.

EXPIRATION DATE            5:00 p.m. (New York time), ______ __, 1998
                           (the "Expiration Date").

TRANSFER..............     The Rights are transferable.

ADDITIONAL SUBSCRIPTION
PRIVILEGE.............     Each holder of a Rights Certificate who exercises his
                           or her right to subscribe for all Units that can be subscribed will have the privilege of subscribing at the Subscription Price for additional Units, if any, available as a result of Rights that are not exercised. See "Subscription to Rights--Additional
                           Subscription Privilege."

STANDBY COMMITMENT
TO PURCHASE UNITS.....     Several Investors in the Company (as herein
                           defined), have entered into an Agreement pursuant to which they have agreed that if holders of Securities of the Company purchase less than $2,000,000 in Units, then the Investors will purchase at the Subscription Price, the difference between
                           $2,000,000 and the amount of Units purchased by such holders.

DILUTION OF
EXISTING COMMON
STOCK.................     Upon consummation of the Rights Offering, the
                           percentage of the Company's voting securities owned by existing stockholders, other than the Investors, could be reduced significantly on a fully diluted basis. On a fully diluted basis, assuming exercise of the then outstanding options and warrants and conversion of notes and Preferred Stock, the outstanding voting power held by such stockholders will be reduced from approximately 25% to approximately 18% of the outstanding voting power of the Company.

RISK FACTORS..........     An investment in the Offered Securities involves
                           various risks, and prospective investors should carefully consider the matters discussed under "Risk
                           Factors" prior to any investment in the  Company.

                                  RISK FACTORS

     The Offered Securities involve a high degree of risk. Prospective investors should review the entire Prospectus and carefully consider, among other factors, the following matters:

     HISTORICAL NET LOSSES; STOCKHOLDERS' DEFICIT

     The Company has incurred net losses since its inception. During its fiscal year ended December 31, 1996 and nine months ended September 30, 1997, the Company incurred net losses of $776,873 and $958,726, respectively. The Company expects to continue to incur net losses for a period of time, and then to become profitable. There can, however, be no assurance that after the Rights Offering the Company will be able to achieve increased revenue or profitability. At September 30, 1997, the Company had a stockholder's deficit of $3,792,015.

     DEBT FINANCING; INABILITY TO SERVICE DEBT

     After completion of the Rights Offering, the Company will continue to have substantial debt obligations of a minimum of approximately $4.6 million and a maximum of approximately $7.6 million and will continue to have significant Preferred Stock dividend obligations. Even if the Rights Offering is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including its ability to generate operating cash flow. There can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to generate or increase operating cash flow will be dependent upon the development and sale of its products.

     LACK OF LIQUIDITY

     The operating activities of the Company continue to consume net cash. The Company believes that as a result of the proceeds of the Rights Offering, the Company will have sufficient cash liquidity through September 30, 1998. In order for cash flow from operating activities to be sufficient to sustain the Company's operations beyond that date, the Company will likely be required to achieve an increase in revenue or to raise additional financing. There can be no assurance that such an increase in revenue will occur or that it will be sufficient to maintain adequate cash to continue operations beyond that date.

     POSSIBLE DECLINE OF STOCK PRICE AFTER RIGHTS OFFERING

     The issuance of New Warrants pursuant to the Rights Offering to purchase an aggregate of up to 50,000,000 shares of Common Stock would represent approximately 42% of the equity of the Company on a fully diluted basis, which could adversely affect the market price of the Common Stock.

     DILUTION OF VOTING POWER OF EXISTING COMMON STOCK

     Upon consummation of the Rights Offering, the percentage of the Company's voting securities owned by existing stockholders, other than the Investors, could be reduced significantly on a fully diluted basis. On a fully diluted basis, assuming exercise of all outstanding options and warrants and conversion of notes and Preferred Stock, the outstanding voting power held by such stockholders will be reduced from approximately 25% to approximately 18% of the outstanding voting power of the Company.

     ANTI-DILUTION PROVISIONS OF THE SERIES A PREFERRED STOCK

     The Rights Offering will trigger the anti-dilution provisions of the Series A Preferred Stock. This will dilute the voting power of the holders of Common Stock.

     OWNERSHIP BY CONTROLLING STOCKHOLDERS AND POSSIBLE EFFECTS

     The Investors currently hold approximately 35.8% of the outstanding Common Stock of the Company, and approximately 75.4% on a fully diluted basis assuming the exercise of warrants and conversion of notes.

     ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, unless full cumulative dividends have been paid on the outstanding Series A Preferred Stock, the Company will not be entitled to pay dividends on the Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Rights Offering, a total of approximately 140 million shares of Common Stock will be issuable upon conversion of notes and upon exercise of warrants. The conversion of such notes and the exercise of such warrants, would result in the issuance of a substantial number of shares of Common Stock, thereby diluting the proportionate equity interests of the holders of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or options or conversion of notes), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Stock.

     ABSENCE OF A STABLE MARKET

     There is no established trading market for the Notes and New Warrants and there can be no assurance as to the liquidity of any market that may develop for these securities or as to the price at which holders will be able to sell such securities.

     DEPENDENCE ON OTHERS

     The Company has no manufacturing facilities other than its pilot plant facility in Columbia, Maryland. Thus, to manufacture its products, the Company has either licensed its products to third-party manufacturers or entered into production arrangements with third-party manufacturers or joint venture partners. The Company has no control over the delivery of such products, which has resulted in delays in the Company's commercialization of its products. To date, the Company has not had the resources to construct its own manufacturing facilities, and the proceeds from this offering will not provide the funds (which would be substantial) necessary for such construction. The principal raw materials utilized by the Company are generally sold as commodities and, thus, display cyclical price fluctuations.

     LACK OF PROFITABILITY AND RELIANCE ON ONE PRODUCT

     The Company's success is dependent upon the successful development and sale of AstaXin(R), a fermented yeast product used as a feed supplement in aquaculture. The Company believes AstaXin(R) will be profitable based on material costs, manufacturing costs and selling price. However, no assurance can be given that sufficient quantities of AstaXin(R) will be available to meet demand or that such demand will materialize.

     To date, the Company has produced under contract and sold limited commercial quantities of only one of its products, namely its ClandoSan(R) chitin-based pesticide and has produced test market quantities of AstaXin(R). The Company has not produced or sold significant commercial quantities of any other products which it has developed. Expenses associated with research and product development and manufacturing and marketing activities will continue to impact profitability in the near future.

     TECHNOLOGICAL CHANGE

     The Company expects that technological developments in the biotechnology field will continue at a rapid pace and that its commercial success will depend upon its ability to be at the leading edge of specialized biotechnologies and to attain a competitive technological position in specialized product areas.

     COMPETITION

     Competitors in the biotechnology field in the United States and elsewhere are numerous and include major chemical, pharmaceutical and food companies, as well as specialized biotechnology companies. Competition can be expected to increase as small biotechnology companies continue to be purchased by major multinational corporations with their huge resources. Competition is also expected to increase with the introduction of more diverse products developed by biotechnology firms, increasing research cooperation among academic institutions and large corporations, and continued government funding of research and development activities in the biotechnology field, both in the United States and overseas. Unlike the majority of biotechnology companies, which are developing products principally for the pharmaceutical industry, the Company has focused its own activities on the development of proprietary products for use in food, fermentation and agricultural industries. In the future, however, competitors may offer products, which, by reason of price or efficacy or more adequate resources for technology advances, may be superior to the Company's existing or future products.

     In addition, the aquaculture market into which the Company's product, AstaXin(R) will be sold is a highly competitive industry worldwide and one large company is marketing, and certain large companies are presently known to be planning to develop and market, competitive products.

     REQUIREMENTS FOR ADDITIONAL FUNDS

     There can be no assurance that the Company will be able to secure additional financing, or that such financing will be available on terms which are favorable to the Company.

     PATENTS AND PROPRIETARY INFORMATION

     It is the Company's policy to protect its intellectual property rights by a variety of means, including applying for patents and trademarks in the United States and other countries. The Company also relies upon trade secrets and improvements, unpatented proprietary know-how and continuing technological innovation to develop and maintain its competitive position. In this regard, the Company places restrictions on its agreements with third parties with respect to the use and disclosure of any of its proprietary technology. The Company also has internal nondisclosure safeguards, including confidentiality agreements with employees and consultants.

     During fiscal years 1994, 1995, and 1996, as part of the Company's stringent cost containment efforts, all patents and trademarks were carefully reviewed and those with no foreseeable commercial value have been abandoned to eliminate costly maintenance fees. Patents (and applications) and/or trademarks on technology with recognized commercial value include those for AstaXin(R), ClandoSan(R), Weyco-Serv(R) and streptococcus lytic enzyme. Extensive additional foreign applications for AstaXin(R) have been submitted.

     GOVERNMENT REGULATION

     The manufacturing and marketing of most of the products the Company has developed or intends to develop will likely be subject to regulation by various governmental agencies in the United States, including the Food and Drug Administration ("FDA"), the Department of Agriculture ("USDA"), and the Environmental Protection Agency ("EPA"), and comparable agencies in other countries. All products developed by the Company to date have been affirmed to be Generally Recognized as Safe ("GRAS") under applicable regulations of the FDA by a panel of independent scientific experts convened by the Company to evaluate its processes and products. All of the Company's products must conform to current Good Manufacturing Practices (as defined under the Federal Food, Drug and Cosmetic Act and the rules and regulations thereunder), and the Company believes all its products so conform. There can he no assurance, however, that such assertions and affirmations will not be reversed by the FDA, the USDA or the EPA and that the Company will not then be required to obtain costly and time-consuming approvals from these agencies or comparable agencies in foreign countries. The extent of any adverse governmental regulation that might arise from future administrative or legislative action, including current rules and regulations, pertaining to the process of GRAS affirmations, cannot be predicted.

     ATTRACTION AND RETENTION OF KEY PERSONNEL

     The Company's ability to develop marketable products and to maintain a competitive position in light of technological developments will depend, in part, on its ability to attract and retain highly qualified scientific, technical and management personnel. Intense present competition for such personnel is expected to continue into the future. The Company believes that it has been successful in attracting skilled and experienced personnel and is seeking additional scientific, technical and management personnel necessary for its operations. Retention of such personnel will depend on the Company's ability to provide such personnel with competitive compensation arrangements, equity participation and other benefits.

     INDEPENDENT AUDITORS' REPORT

     Due to the Company's past history of losses, the Independent Auditors' Report contains an explanatory paragraph that states that the Company's recurring losses and limited capitalization raise substantial doubt about the Company's ability to continue as a going concern.

     LACK OF COVERAGE; SUSPENSION OF DIVIDENDS

     The Company is not generating sufficient revenues from operations to cover its fixed charges, including scheduled interest and dividend payments on its outstanding Debenture and the Preferred Stock, or to fund cash repayment of the Debenture or ultimate redemption of all of the Redeemable Preferred Stock. In December 1988, the Company suspended payment of the fourth quarter dividend payable on the Preferred Stock. Any resumption of dividend payments on Preferred Stock would require significant improvements in cash flow.


                               THE RIGHTS OFFERING

     The Company has been without sufficient working capital with which to fund its operations and has been borrowing funds, from time to time, on a demand basis from various directors of the Company. Based on the Company's operations, it now needs the infusion of a greater amount of funds on a long term basis. Due to the size of the proposed new financing, the Company, as described below, has determined that it is feasible to permit all stockholders of the Company to participate in such financing. The Company felt it was impractical to enable stockholders to participate in the prior financings due to the smaller nature of the prior financings, the cost and time delay involved and the complete uncertainty regarding the Company's prospects.

     Commencing in 1997, the Company has had discussions with the directors and potential outside investors with respect to a long-term financing. In June 1997, the Company substantially completed negotiations with its directors relating to this financing. As part of this agreement and in view of the advanced nature of the potential commercial production of the astaxanthin pigment it was determined to offer to the stockholders of the Company the opportunity to participate in the financing on the same terms as the directors.

     Effective August 1997, various directors of the Company (Messr. Abeles, Cenerazzo, Kempner and Knafel) and an outside investor (collectively the "Investors") and the Company entered into the Loan Agreement pursuant to which the Investors agreed to make advances to the Company from time to time in an aggregate principal amount for all such advances outstanding not to exceed $2,000,000 at any time (the "Bridge Loan"). The $1,750,000 of loans made on and after June 5, 1997, as hereinafter described, are all part of the Bridge Loan. The outstanding principal amount of the Bridge Loan bears interest at the rate of 8% per annum. The Bridge Loan is due and payable on the first to occur of March 31, 1998, or the closing of the Rights Offering (as described below). At the option of each Investor, all indebtedness under the Bridge Loan will be repaid and canceled through the use of proceeds from the Rights Offering or will be converted into Common Stock of the Company at a conversion price of $.10 per share.

     The Company has agreed to undertake a Rights Offering in which the Company would seek to raise up to $5,000,000 by issuing to each holder of Common Stock (including Common Stock issuable upon exercise or conversion of outstanding convertible notes, preferred stock, warrants and options of the Company on an as converted basis) one transferable Right for each share of Common Stock or equivalent thereof. Each Right will entitle the holder to purchase prior to the Expiration Date of such Right at a subscription price of $.10 per Unit, ____ of a Unit.

     If the Company does not raise at least $2 million in the Rights Offering, the Investors have agreed to purchase Units equal to the difference between $2 million and the proceeds received from the Rights Offering. This will insure to the Company that the Company will receive at least $2 million of proceeds pursuant to the Rights Offering; however, concurrently therewith the Company will have to repay the Bridge Loan if requested by the Investors so that, in that event, the Company (after repayment of the Bridge Loan and payment of the expense of the Rights Offering) will not have any proceeds.

     In consideration of the Investors committing to make the Bridge Loan and agreeing to subscribe for Units pursuant to the Rights Offering to insure the Company receives at least $2 million pursuant to the Rights Offering, the Company agreed to issue to the Investors warrants, at an exercise price of $.10 per warrant, to purchase 10 shares of Common Stock for each $1.00 of loans made by each Investor. In addition, the Investors agreed that all loans made by them to the Company since November 1995 will be changed from a demand basis and will mature concurrently with the maturity of the Notes.

DESCRIPTION OF UNITS

     Each Unit will consist of $.10 principal amount of Notes and a New Warrant to purchase one share of Common Stock. The Notes shall be general, unsecured obligations of the Company and may be issued under an indenture with a trustee to be selected by the Company. The Notes will bear interest at the rate of 8% per annum and will be due and payable five years from the date of issuance. Interest will be payable either annually or at maturity, at the Company's option. Beginning at the end of 1998, the Notes will be prepayable to the extent of 25% of the Company's net earnings determined in accordance with generally accepted accounting principles, plus any applicable tax savings. The prepayment right may be waived by the holders of two-thirds of the Notes. The Notes may be tendered at the principal amount in payment of the exercise price of the New Warrants. The Notes may be prepaid by the Company at any time and from time to time. The Notes will not contain any negative or financial covenants. The following will constitute defaults under the Notes:

         (a) failure to pay interest on the Notes after the interest becomes due and payable and continuance of such default for a period of 30 days;

         (b) failure to pay all or any portion of the principal of the Notes when such principal becomes due and payable, whether at maturity or otherwise and continuance of such default for a period of 5 days; or

         (c) certain events of bankruptcy, insolvency, or reorganization which are voluntary or, if involuntary, continue for a period of 90 days.

Upon default the Notes will become due and payable. Holders of two-thirds of the principal amount of the Notes outstanding will be able to amend, modify or waive any of the provisions of the Notes, including defaults.

     The New Warrants will expire ten years after issuance and will be exercisable at an exercise price of $.10 per share. The New Warrants will be exercisable for either cash, surrender of Notes valued at the principal amount thereof or by cashless exercise in which the holders elect to receive a number of shares of Common Stock of the Company having a fair market value equal to the difference between the fair market value of a share of Common Stock and the exercise price. If after three years, the closing price of a share of Common Stock is $1.00 or more, then the Company shall have the option to redeem the New Warrants at a price of $.01 per Warrant by notice given at least 30 days prior to the redemption date. If the New Warrants are called for redemption, they must be exercised prior to the redemption date or the right to exercise them will be forfeited. The number of shares of Common Stock issuable on exercise of the New Warrants and the exercise price thereof will be subject to adjustment in the event of stock dividends, stock splits, reorganizations, consolidations or mergers.

                             SUBSCRIPTION TO RIGHTS

GENERAL

     The Company is distributing as soon as practicable after the date of this Prospectus, at no cost, to each holder of the Securities on the Record Date, one Right for each share of Common Stock and Common Stock equivalent. Each Right entitles the holder to purchase at the subscription price of $.10 per Unit, ____ Units. Rights expire at 5:00 p.m. New York City time on __________, 1998 (the "Expiration Date"), unless the offering period is extended by the Company. The Rights will be fully transferable and may be traded on any market that develops for them, if any. The Rights are evidenced by transferable Rights Certificates in registered form evidencing the total number of Rights to which the holder is entitled. A Rights Certificate will be sent to each holder of Securities.

     There is no minimum number of Rights which must be exercised in the Rights Offering.

     Holders who receive Rights may (a) purchase Units through the exercise of their Rights, (b) transfer the Rights, (c) subscribe for additional Units or (d) allow the Rights to expire unexercised.

     All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of Rights are the responsibility of the holder of the Rights and none of such commissions, fees, or expenses shall be paid by the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY DOES NOT MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXERCISE OF THE RIGHTS BY ANY SHAREHOLDER OR OTHER PERSON.

FRACTIONAL UNITS

     No fractional Units will be issued pursuant to the exercise of the Rights. Persons exercising Rights will be able to purchase that number of Units equal to the product of their Rights multiplied by _____, rounded down to the next whole Unit.

RIGHTS OFFERING PERIOD

     The Rights will be exercisable until the Expiration Date. At the Expiration Date, any unexercised Rights will become void and have no value. In the event the Expiration Date is extended, the Company will make a public announcement setting forth the date to which the Rights Offering is being extended.

METHOD OF OFFERING

     The Rights Offering is being made directly by the Company. The Company will not pay any underwriting discounts or commissions, finders fees or other remuneration in connection with any distribution of the Rights or sales of the Notes and New Warrants offered hereby, other than the fees paid to American Stock Transfer & Trust Company (the "Exercise Agent"). The Company estimates that the expenses of the Rights Offering will total approximately $250,000.

HOW TO EXERCISE AND SUBSCRIBE

     The Exercise Agent will act as the Company's agent to accept exercises of the Rights. The Rights may be exercised until the Expiration Date by completing and signing the Rights Certificates, which accompany this Prospectus, and by mailing or delivering the forms to the Exercise Agent accompanied by payment in full for the number of whole Units. Subject to the late delivery and payment procedures set forth below, a signed and completed Rights Certificate together with proper payment must be received by the Exercise Agent no later than the Expiration Date. If time does not permit delivery of any executed Rights Certificate before the Expiration Date, but the Exercise Agent has received, before the Expiration Date, full payment (subject to the limited exception for delayed payment as described below), in proper form, for the Rights exercised, together with a notice of guaranteed delivery and a letter (which may be delivered by facsimile transmission) or telegram from a commercial bank or trust company, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc., which contains (i) the certificate number of the Rights Certificate relating to the Rights, (ii) the name and address of the Rights Offering participant, (iii) the number of the Rights with respect to which the Rights Certificate was issued,
(iv) the number of the Rights being exercised and (v) a guarantee that a properly completed and duly executed Rights Certificate will, within five Business Days of the Expiration Date, be delivered to the Exercise Agent, then the Company will treat such Rights as having been exercised, subject to receipt of the properly completed and duly exercised Rights Certificate (and receipt of payment in the case of a permitted delayed payment). LATE DELIVERY OF RIGHTS CERTIFICATES WILL NOT BE ACCEPTED UNLESS THERE HAS BEEN STRICT COMPLIANCE WITH THESE REQUIREMENTS OR THE COMPANY WAIVES DEFECTS IN SUCH LATE DELIVERY. The Company will be the sole judge as to whether there has been compliance with such requirements. Neither the Company or the Exercise Agent shall have any liability whatsoever for any Rights Certificate not being accepted.

     Rights Certificates and payment should be mailed or delivered by hand or overnight courier by such holders to:

IF BY MAIL:                                 IF BY HAND OR OVERNIGHT COURIER:



                   The Exercise Agent's telephone number is __


     The method of delivery of a Rights Certificate to the Exercise Agent is at the risk of the Rights Offering participants. The Company suggests that express mail or similar overnight courier be used to insure timely delivery. However, if delivery is by regular mail service, the use of registered or certified mail, return receipt requested, properly insured, is recommended. EXECUTED EXERCISE FORMS SHOULD BE MAILED OR DELIVERED TO THE EXERCISE AGENT AND NOT TO THE COMPANY. QUESTIONS REGARDING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY.

ADDITIONAL SUBSCRIPTION PRIVILEGE

     Any holder of a Rights Certificate who exercises his or her right (the "Basic Subscription Right") to subscribe for all the Units that can be subscribed for with the Rights evidenced by such certificate, has the privilege (the "Additional Subscription Privilege") of subscribing for additional Units at the Subscription Price. The Units available for additional subscriptions (the "Remaining Units") will be those that have not been subscribed and paid for pursuant to the Basic Subscription Rights.

     To exercise such privilege, any holder of a Rights Certificate who completes Form 1 thereon for the maximum number of Units that can be subscribed for with the number of Rights evidenced by such certificate must also complete Form 2 on the Rights Certificate and specify the number of additional Units desired to be subscribed for. When delivering to the Exercise Agent the completed Rights Certificate and payment for the Units initially subscribed for under Form 1, IN ORDER FOR THE ADDITIONAL SUBSCRIPTION TO BE VALIDLY EXERCISED, PAYMENT IN THE MANNER DESCRIBED BELOW UNDER "PAYMENT" MUST ALSO BE ENCLOSED FOR THE ADDITIONAL UNITS SUBSCRIBED FOR UNDER FORM 2; THESE LATTER FUNDS WILL BE PLACED IN A SEGREGATED ACCOUNT WITH THE EXERCISE AGENT PENDING ALLOCATION OF ANY UNITS PURSUANT TO THE ADDITIONAL SUBSCRIPTION PRIVILEGE, WITH ANY EXCESS FUNDS BEING RETURNED BY MAIL WITHOUT INTEREST OR DEDUCTION AS SOON AS PRACTICABLE AFTER THE EXPIRATION DATE.

     Where there are sufficient Remaining Units to satisfy all additional subscriptions by participants in the Additional Subscription Privilege, each such participant will be allotted the number of additional Units subscribed for.

     If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units initially allotted to each participant in the Additional Subscription Privilege will be the lesser of (a) the number of Units which that participant has subscribed for under the Additional Subscription Privilege and
(b) the product (disregarding fractions) obtained by multiplying the number of the Remaining Units by a fraction of which the numerator is the number of Units subscribed for by that participant under the Basic Subscription Rights and the denominator is the aggregate number of Units subscribed for under the Basic Subscription Right. If after the initial allotment there are still Remaining Units and holders of Rights whose exercise of the Additional Subscription Privilege has not been fully satisfied, such Remaining Units will be allocated (one or more times as necessary) in accordance with the foregoing principle until all available Remaining Units have been allocated. Any fractional share to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation will be rounded down to the next whole share.

     Holders of Rights Certificates who participate in the Additional Subscription Privilege will be notified as soon as practicable after the Expiration Date of the number of additional Units, if any, allotted to them.

PAYMENT

     Payment in full of the aggregate exercise price for the number of whole Units subscribed for pursuant to the Rights Offering must be made by Rights Offering participants in United States dollars by check, certified check, cashier's check, postal or express money order or wire transfer. In order to avoid any unnecessary delays, it is recommended that payment for Units be made by certified check, cashier's check or postal or express money order. Checks or money orders should be made payable to the order of America Stock Transfer & Trust Company, as Exercise Agent. A member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States may exercise Rights by delivering (including by facsimile transmission) a completed and signed Rights Certificate as described above without including payment of the exercise price therefor to the Exercise Agent, provided that (a) such purchasing entity guarantees payment of the purchase price in form and substance satisfactory to the Company and the Exercise Agent and (b) its payment is actually received no later than five Business Days following the date of its exercise. ALL EXERCISES OF RIGHTS CERTIFICATES ARE SUBJECT TO THE CLEARANCE OF ALL CHECKS THROUGH NORMAL BANKING CHANNELS, AND THE RECEIPT OF PAYMENT BY THE EXERCISE AGENT.

NO WITHDRAWAL RIGHTS

     Exercises of Rights pursuant to the Rights Offering will be irrevocable and will not be subject to withdrawal.

CERTAIN LEGAL MATTERS

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any exercise will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of Units pursuant thereto could be deemed unlawful or for any other reason it deems appropriate. The Company also reserves the absolute right to waive any deficiency or irregularity with respect to any Rights Certificate or the exercise thereof.

PURCHASE AND SALE OF RIGHTS

     Until the Expiration Date, the Rights may be bought and sold in private transactions or in normal market transactions, such as those through stockbrokers, assuming a market develops for the Rights. The sale of the Rights may involve the payment of a commission and applicable taxes, if any. No trading market exists as of the date of this Prospectus for the Rights. There is no assurance that any market for the Rights will develop, or if developed, will be sustained. The number of Rights evidenced by a Rights Certificate may be divided or combined and transferred at the office of the Exercise Agent, but a Rights Certificate may not be divided in such a way as to result in a fractional right.

                            EFFECT OF RIGHTS OFFERING

     The following table sets forth the equity ownership of the Company prior to the consummation of the Financing Transaction* and assuming exercise of outstanding warrants and conversion of outstanding notes and Preferred Stock.


                                                BEFORE FINANCING TRANSACTION
                           --------------------------------------------------------------------------------

                                                                         ASSUMING EXERCISE OF ALL WARRANTS
                                                                                 AND CONVERSION
                                                                       OF NOTES, PREFERRED AND DOW DEBENTURE
                                                                      --------------------------------------
                                   NUMBER OF            PERCENT         NUMBER OF               PERCENT
                                    COMMON                OF             COMMON                   OF
                                    SHARES               EQUITY          SHARES                 EQUITY
                                 -----------            -------        -----------             -------
"INVESTORS"
----------------------------
Joseph C. Abeles                   2,113,544             11.04%         12,303,804              18.86%
John A. Cenerazzo                    283,872              1.48%          1,579,706               2.42%
Thomas L. Kempner                  2,404,365             12.56%         17,033,669              26.11%
Sidney R. Knafel                   2,044,716             10.68%         15,168,143              23.25%
Fraydun Manocherian                        0              0.00%          3,750,000               5.75%
                                 -----------            -------        -----------             -------

All "Investors" as a group         6,846,497             35.76%         49,835,321              76.40%

All other shareholders            12,297,476             64.24%         15,394,690              23.60%
                                 -----------            -------        -----------             -------

All shareholders                  19,143,973            100.00%         65,230,012             100.00%
                                 ===========           ========        ===========            ========

Net Tangible Book
   Value per Share                    ($0.20)                               ($0.06)
                                      =======                              ========


* The Bridge Loan and the Rights Offering are collectively referred to as the Financing Transaction.

     The following tables set forth the equity ownership of the Company after the consummation of the Financing Transaction, assuming that stockholders fully subscribe to the Rights Offering and assuming that stockholders do not purchase any Units upon exercise of the Rights, and that the Investors acquire $2 million of Units.


                                                    AFTER FINANCING TRANSACTION
                                              ASSUMING STOCKHOLDERS PURCHASE UNITS IN RIGHTS OFFERING
                           ------------------------------------------------------------------------------

                                                                        ASSUMING EXERCISE OF ALL WARRANTS
                                                                                 AND CONVERSION
                                                                          OF NOTES, PREFERRED AND DOW
                                                                                  DEBENTURE

                                                                  ----------------------------------------
                                  NUMBER OF           PERCENT            NUMBER OF          PERCENT
                                   COMMON                OF                COMMON              OF
                                   SHARES              EQUITY              SHARES            EQUITY
INVESTORS                         --------            --------           ---------          --------
----------------------------
Joseph C. Abeles                   2,113,544           11.04%          24,238,662               17.28%
John A. Cenerazzo                    283,872            1.48%           3,089,966                2.20%
Thomas L. Kempner                  2,404,365           12.56%          37,693,618               26.88%
Sidney R. Knafel                   2,044,716           10.68%          34,427,887               24.55%
Faydun Manocherian                         0            0.00%          12,814,635                9.14%
                                          --           ------         -----------               ------

All "Investors" as a               6,846,497           35.76%         112,264,768               80.06%
group

All other shareholders            12,297,476           64.24%          27,965,244               19.94%
                                  ----------          -------         -----------              -------

All shareholders                  19,143,973          100.00%         140,230,012              100.00%
                                  ==========                                                  ========

Net Tangible Book
  Value per Share
                                     ($0.20)                              ($0.03)
                                     =======                              =======

                                     AFTER FINANCING TRANSACTION
                                    ASSUMING STOCKHOLDERS DO NOT
                                 PURCHASE UNITS IN RIGHTS OFFERING
-------------------------------------------------------------------------------------------------------

                                                                     ASSUMING EXERCISE OF ALL WARRANTS
                                                                               AND CONVERSION
                                                                         OF NOTES, PREFERRED AND DOW
                                                                                DEBENTURE

                                                                 ---------------------------------------
                                NUMBER OF         PERCENT            NUMBER OF          PERCENT
                                 COMMON             OF                COMMON               OF
                                 SHARES           EQUITY              SHARES            EQUITY
Investors                      ---------         --------            ---------         ---------
-----------------------
Joseph C. Abeles              2,113,544            11.04%          15,003,804            16.63%
John A. Cenerazzo               283,872             1.48%           1,879,706             2.08%
Thomas L. Kempner             2,404,365            12.56%          24,908,669            27.61%
Sidney R. Knafel              2,044,716            10.68%          23,043,143            25.54%
Faydun Manocherian                   0              0.00%          10,000,000            11.08%
                                    ---            ------         -----------           -------

All "Investors" as a          6,846,497            35.76%          74,835,321            82.94%
group

All other                    12,297,476            64.24%          15,394,690            17.06%
shareholders
                            -----------           -------         -----------           -------

All shareholders             19,143,973           100.00%          90,230,012           100.00%
                           ============           ========        ===========          ========

Net Tangible Book
  Value per Share                ($0.20)                               ($0.04)
                                =======                                =======


(1) The effect of the transaction is to increase outstanding shares of Common Stock, thereby producing an antidilutive effect on loss per common share.

FINANCIAL INFORMATION

     Financial information for the Company for the fiscal year ended December 31, 1996 and for the nine months ended September 30, 1997, is included in this Prospectus. In addition, set forth below are the Pro Forma Balance Sheets, and accompanying notes, which give effect to the Financing Transaction and Rights Offering. Pro Forma statements of operations have not been presented, since the transaction does not affect net loss.

                                                 IGENE BIOTECHNOLOGY, INC.
                                                      BALANCE SHEETS
                           AFTER FINANCING TRANSACTION ASSUMING STOCKHOLDERS PURCHASE ALL UNITS
                                                    IN RIGHTS OFFERING
                                      AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                      HISTORICAL                        PROFORMA       HISTORICAL                      PROFORMA
                                     SEPTEMBER 30,     PROFORMA       SEPTEMBER 30,   DECEMBER 31,     PROFORMA       DECEMBER 31,
                                         1997         ADJUSTMENTS        1997             1996        ADJUSTMENTS        1996
                                     -------------    ------------    -------------   ------------    ------------    ------------
                                     (UNAUDITED)                      (UNAUDITED)       (AUDITED)                      (UNUDITED)
     ASSETS
---------------
Current assets:
---------------
  Cash and Cash equivalents          $    304,581     $ 5,750,000     $ 6,054,581          41,339     $ 7,000,000     $ 7,041,339
  Accounts receivable                      14,494             ---          14,494           9,996             ---           9,996
  Due from stockholders                    97,094             ---          97,094          16,870             ---          16,870
  Supplies                                    ---             ---               0           6,126             ---           6,126
  Equipment held for resale               512,848             ---         512,848             ---             ---             ---
  Deferred costs                           92,731             ---          92,731             ---             ---             ---
  Prepaid expenses                            946             ---             946           4,652             ---           4,652
                                        ---------       ---------       ---------          ------        --------      ----------
     Total current assets               1,022,694       5,750,000       6,772,694          78,983       7,000,000       7,078,983
                                        =========       =========       =========          ======       =========       =========

  Other assets:
   Property and equipment, net             53,045             ---          53,045          19,471             ---          19,471
   Security deposits                       10,600             ---          10,600          10,600             ---          10,600
                                        ---------       ---------       ---------          ------        --------      ----------

     Total assets                    $  1,086,339      $5,750,000     $ 6,836,339         109,054     $ 7,000,000     $ 7,109,054
                                     ------------      ----------     -----------         -------     -----------     -----------

LIABILITIES,
REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS'
DEFICIT
Current liabilities:
  Accounts payable and accrued
    expenses                         $   462,668       $      ---     $   462,668         300,799             ---     $   300,799
  Debenture Interest payable              90,000              ---          90,000          45,000             ---          45,000
  Promissory notes payable             2,332,500       (2,332,500)              0         717,000        (717,000)            ---
                                       ---------       ----------               -         -------        --------      ----------

     Total current liabilities         2,885,166       (2,332,500)        552,668       1,062,799             ---         345,799

 Long-term liabilities:
  Promissory notes payable                   ---        6,082,500       6,082,500             ---       5,717,000       5,717,000
  Variable rate subordinated
   debenture                           1,500,000              ---       1,500,000       1,500,000             ---       1,500,000
                                       ---------       ----------       ---------       ---------       ---------       ---------

     Total liabilities                 4,385,168        3,750,000       8,135,168       2,562,799       5,717,000       7,562,799
                                       ---------        ---------       ---------       ---------       ---------       ---------

Redeemable preferred stock               493,186              ---         493,186         475,982             ---         475,982
                                         -------         --------         -------         -------       ---------         -------

Stockholders' deficit:
  Preferred stock                          1,875              ---           1,875           1,875             ---           1,875
  Common stock                           191,440          200,000         391,440         186,311         200,000         386,311
  Additional paid-in capital          18,062,529        1,800,000      19,862,529      17,971,220       1,800,000      19,771,220
  Deficit                            (22,047,859)             ---     (22,047,859)    (21,089,133)            ---     (21,089,133)
                                     -----------        ---------     -----------     -----------       ---------     -----------

     Total stockholders' deficit      (3,792,015)       2,000,000      (1,792,015)     (2,929,727)      2,000,000        (929,727)

     Total liabilities, redeemable   $ 1,086,339      $ 5,750,000     $ 6,836,339         109,054      $7,717,000      $7,109,054
                                     -----------      -----------     -----------         -------      ----------      ----------
      preferred stock and
      stockholders' deficit

NOTES TO PROFORMA BALANCE SHEETS:

The above proforma balance sheets provide information about the impact of the Financing Transaction by showing how it might have affected historical financial statements if the Transaction had been consummated at an earlier time.

Proforma statements of operations have not been presented, since the Transaction does not affect net loss. The Financing Transaction, under the assumptions described below, increases common shares outstanding by 20,000,000 shares and increases fully diluted common shares outstanding by 75,000,000 and 90,000,000 shares, respectively, as of September 30, 1997 and December 31, 1996, thereby producing an antidilutive effect on loss per common share.

$1,250,000 of Bridge Financing was outstanding as of September 30, 1997, and is included in the historical balance sheet as of September 30, 1997.

The above unaudited proforma balance sheets have been prepared under the following assumptions:
1. that the Investors convert all financing under the Bridge Loan into Common Stock of the Company at $0.10 per share, or 20,000,000 shares;

2. that all stockholders, including the Investors, exercise all Rights issued to them under the Rights Offering; and

3. that, as part of the Financing Transaction, the terms of all promissory notes will be changed from a demand basis and will mature concurrently with the maturity of the New Notes.

                           IGENE BIOTECHNOLOGY, INC. BALANCE SHEETS AFTER FINANCING TRANSACTION
                            ASSUMING STOCKHOLDERS DO NOT PURCHASE ANY UNITS IN RIGHTS OFFERING
                                      AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                      HISTORICAL                        PROFORMA       HISTORICAL                      PROFORMA
                                     SEPTEMBER 30,     PROFORMA       SEPTEMBER 30,   DECEMBER 31,     PROFORMA       DECEMBER 31,
                                         1997         ADJUSTMENTS        1997             1996        ADJUSTMENTS        1996
                                     -------------    ------------    -------------   ------------    ------------    -------------
                                     (UNAUDITED)                      (UNAUDITED)       (AUDITED)                      (UNAUDITED)
     ASSETS
---------------
Current assets:
  Cash and Cash equivalents          $    304,581     $   750,000     $ 1,054,581          41,339     $ 2,000,000     $ 2,041,339
  Accounts receivable                      14,494             ---          14,494           9,996             ---           9,996
  Due from stockholders                    97,094             ---          97,094          16,870             ---          16,870
  Supplies                                    ---             ---               0           6,126             ---           6,126
  Equipment held for resale               512,848             ---         512,848             ---             ---             ---
  Deferred costs                           92,731             ---          92,731             ---             ---             ---
  Prepaid expenses                            946             ---             947           4,652             ---           4,652
                                        ---------       ---------       ---------          ------        --------      ----------
     Total current assets               1,022,694         750,000       1,772,695          78,983       2,000,000       2,078,983
                                        =========       =========       =========          ======       =========       =========

  Other assets:
   Property and equipment, net             53,045             ---          53,045          19,471             ---          19,471
   Security deposits                       10,600             ---          10,600          10,600             ---          10,600
                                        ---------       ---------       ---------          ------        --------      ----------

     Total assets                    $  1,086,339      $  750,000     $ 1,836,340         109,054     $ 2,000,000     $ 2,109,054
                                     ------------      ----------     -----------         -------     -----------     -----------

LIABILITIES
REDEEMABLE PREFERRED
STOCK AND STOCKHOLDERS'
DEFICIT
Current liabilities:
  Accounts payable and accrued
    expenses                         $   462,668       $      ---     $   462,668         300,799             ---     $   300,799
  Debenture Interest payable              90,000              ---          90,000          45,000             ---          45,000
  Promissory notes payable             2,332,500       (2,332,500)            ---         717,000        (717,000)              0
                                       ---------       ----------               -         -------        --------      ----------

     Total current liabilities         2,885,166       (2,332,500)        552,668       1,062,799             ---         345,799

 Long-term liabilities:
  Promissory notes payable                   ---        3,082,500       3,082,500                       2,717,000       2,717,000
  Variable rate subordinated
   debenture                           1,500,000              ---       1,500,000       1,500,000             ---       1,500,000
                                       ---------       ----------       ---------       ---------       ---------       ---------

     Total liabilities                 4,385,168          750,000       5,135,168       2,562,799       2,717,000       4,562,799
                                       ---------        ---------       ---------       ---------       ---------       ---------

Redeemable preferred stock               493,186              ---         493,186         475,982             ---         475,982
                                         -------         --------         -------         -------       ---------         -------

Stockholders' deficit:
  Preferred stock                          1,875              ---           1,875           1,875             ---           1,875
  Common stock                           191,440              ---         191,440         186,311             ---         186,311
  Additional paid-in capital          18,062,529              ---      18,062,529      17,971,220             ---      17,971,220
  Deficit                            (22,047,859)             ---     (22,047,859)     21,089,133             ---     (21,089,133)
                                     -----------        ---------     -----------     -----------       ---------     -----------

     Total stockholders' deficit      (3,792,015)             ---      (3,792,015)     (2,929,727)            ---      (2,929,727)

     Total liabilities, redeemable   $ 1,086,339      $   750,000     $ 1,836,339         109,054      $2,717,000      $2,109,054
                                     -----------      -----------     -----------         -------      ----------      ----------
      preferred stock and
      stockholders' deficit

NOTES TO PROFORMA BALANCE SHEETS:

The above proforma balance sheets provide information about the impact of the Financing Transaction by showing how it might have affected historical financial statements if the Transaction had been consummated at an earlier time.

Proforma statements of operations have not been presented, since the Transaction does not affect net loss. The Financing Transaction, under the assumptions described below, does not affect common shares outstanding and increases fully diluted common shares outstanding by 25,000,000 and 40,000,000 shares, respectively, as of September 30, 1997 and December 31, 1996, thereby producing an antidilutive effect on loss per common share.

$1,250,000 of Bridge Financing was outstanding as of September 30, 1997 and is included in the historical balance sheet as of September 30, 1997.

The above unaudited proforma balance sheets have been prepared under the following assumptions:

1. that the Bridge Loan will be repaid and canceled through the use of proceeds from the Rights Offering;

2. that the Investors exercise only enough Rights so that the amount of the Units purchased shall total $2 million;

3.      that other stockholders do not purchase any Units; and

4. that, as part of the Financing Transaction, the terms of all promissory notes will be changed from a demand basis and will mature concurrently with the maturity of the New Notes.



                             DESCRIPTION OF BUSINESS

GENERAL

     The Company is engaged in the business of industrial microbiology and related biotechnologies. The Company was formed on October 27, 1981 to develop, produce and market value-added specialty biochemical products derived from abundant, inexpensive and renewable agricultural residues and wastes through the use of state-of-the-art fermentation technology, physical and chemical separation technology, and related chemical and biochemical engineering technologies.

     The Company has devoted its resources to the development of proprietary processes to convert selected agricultural raw materials or feedstocks into commercially useful and cost effective specialty biochemical products for the food, feed, flavor and agrochemical industries. In developing these processes and products, the Company has relied on the expertise and skills of its in-house scientific staff and, for special projects, various consultants.

     The Company has no manufacturing facilities other than its pilot plant facility in Columbia, Maryland. To date, the Company has either licensed its products to third-party manufacturers or joint venture partners.


GOVERNMENT REGULATION

     The manufacturing and marketing of most of the products the Company has developed are and will likely continue to be subject to regulation by various governmental agencies in the United States, including the Food and Drug Administration ("FDA"), the Department of Agriculture ("USDA"), and the Environmental Protection Agency ("EPA"), and comparable agencies in other countries. Substantially all of the food products developed by the Company to date have been reviewed by a panel of independent scientific experts (the "Product Review Panel") who are qualified by scientific training and experience to evaluate, among other things, the safety of ingredients intended to be used directly or indirectly in foods. The Product Review Panel has advised the Company that it considers such products to be Generally Recognized As Safe ("GRAS") under the regulations of the FDA. The Company is not aware of any action by the FDA, the USDA or the EPA contesting these affirmations or of any basis for their doing so. There can be no assurance, however, that the FDA, the USDA or the EPA will accept such independent expert evaluations and that the Company will not be required to obtain costly and time-consuming approvals from these agencies or comparable agencies in foreign countries. The Company, as a matter of policy, requires that its products conform to current Good Manufacturing Practices (as defined under the Federal Food, Drug and Cosmetic Act and the rules and regulations thereunder) and the Company believes all of its products so conform. The extent of any adverse governmental regulation that might arise from future administrative or legislative action, including current rules and regulations pertaining to the process of GRAS affirmations, cannot be predicted.

RESEARCH AND DEVELOPMENT

     As of December 31, 1996, the Company had expended approximately $10,200,000 on research and development since its inception on October 27, 1981 and has, as of December 31, 1996 received revenues from product sales of approximately $1,781,000 from the proprietary processes resulting from such research and development, excluding one-time license fees received in 1982 and 1985. The Company will continue to incur research and development costs in connection with improvements in its existing processes and products, but it does not anticipate development of new processes and products in l997.

     The Company's research and development activities have resulted in the development of processes to produce the products hereinafter discussed.


COMMERCIAL PRODUCTS

ASTAXIN(R)

     AstaXin(R) is the Company's tradename for its dried yeast product made from a proprietary microorganism developed by the Company. AstaXin(R) is a natural source of astaxanthin, a pigment which imparts the characteristic red color to the flesh of salmon, trout, and prawns. In the ocean, salmon and trout obtain astaxanthin from krill and other planktonic crustaceans in their diet. A crustacean diet would be prohibitively expensive for farm raised salmonids; without the addition of astaxanthin, the flesh of such fish is a pale, off-white color which is less appealing to consumers expecting "salmon-colored" fish. Efficacy of AstaXin(R) has been demonstrated by fish feeding trials in Europe, Asia, and North and South America. An estimated 285,000 metric tons of farm raised salmon are produced annually worldwide.

     Prior to 1995 the Company entered into a number of manufacturing and licensing agreements for commercial quantities of AstaXin(R). In the initial trials the manufacturing process was successfully scaled-up to 50,000-gallon fermentors. However, for a number of reasons, outside of the Company's control, none of these agreements was extended beyond the initial trial periods.

     In 1995 the Company signed a nonexclusive licensing Agreement with Archer Daniels Midland Company for the manufacturing and sale of AstaXin(R). The Agreement provided for an initial payment and royalties based on sales. On February 29, 1996 Archer Daniels Midland Company informed IGENE that it would no longer use IGENE's astaxanthin technology and terminated the licensing agreement.

     In 1996, the Company began commercial fermentation trials with another potential manufacturing partner. On July 3, 1997, the Company signed a non-exclusive toll manufacturing agreement with Fermic, S.A. de C.V., Mexico City, for the production of its natural astaxanthin pigment, AstaXin(R). Commercial production is expected to be reached in the fourth quarter of 1997. This agreement is intended to aid the Company in producing enough AstaXin(R) to meet demand, although there is no assurance that sufficient quantities will be able to be produced or that demand will materialize.


CRUSTACEAN SHELL PRODUCTS

     ClandoSan(R) is the Company's registered trademark for its natural nematicide made from crab and crawfish exoskeletons and processed into pellets or granules by patented and patent pending technology developed by the Company. The product acts in soils as a biological control agent by stimulating the growth of normal soil microorganisms, which produce chitinase, and other enzymes that degrade chitin present in the cuticles and eggs of plant-pathogenic nematodes. It has secondary effects as a slow release organic fertilizer. ClandoSan(R) does not have a direct adverse effect on plantpathogenic nematodes either in vitro or in sterilized or irradiated soils and only acts indirectly to suppress nematode populations in soils. The product generally is not water-soluble and, consequently, does not contribute to ground water contamination.

     On March 17,1988, ClandoSan(R) was registered by the EPA for use with all agricultural and horticultural, crops in accordance with the Federal Insecticide, Fungicide, and Rodenticide Act ("FlERA5) section 3(c)(5). ClandoSan(R) is now registered in 49 states and is produced at one contract manufacturing facility in the United States.


WHEY-BASED PRODUCTS

     (A) MACROMIN(R) AND MINRALAC(R)

     MacroMin(R) and MinraLac(R) are the Company's registered trade names for coproducts it developed for converting low economic value cheese whey into economically and biologically useful products for the food industry. In spite of extensive sales efforts throughout 1989, the Company was not able to develop a market for these products and they were phased out in 1990.

     (B) WEYCO-SERV(R)

     Weyco-Serv(R) (or NaturServ(R)) is the Company's trade name for a fermented whey-based product containing calcium propionate and calcium acetate that can be used as a food preservative and mold inhibitor in the baked goods industry, in condiments, and in other foods and beverages. The product is produced by fermenting modified cheese whey residues using a patented microbial co- culture and fermentation process developed by the Company.

     A license to manufacture and sell Weyco-Serv(R) was granted by the Company to Hercules Incorporated (`Hercules"), Wilmington, Delaware, in exchange for an initial license fee of $500,000, pursuant to a license agreement dated as of September 16, 1985. Hercules had not produced commercially any quantities of Weyco-Serv(R) and by an agreement dated October 15, 1987, the Company and Hercules terminated the license agreement.

     The termination arrangement provided that the Company pay Hercules $25,000 for termination of the license. If the Company commercializes Weyco-Serv(R), the Company will pay Hercules up to an additional $600,000 from revenues from sale or licensing of the product.

     The Company continues to be interested in licensing the Weyco-Serv(R) technology.

DIAGNOSTIC REAGENTS

     The Company has developed a number of enzymes that are suitable as reagents for clinical diagnostic applications. Two such microorganisms and fermentation processes yield high concentrations of stabilized enzymes that can be used for the isolation of strain-specific cell wall components in rapid diagnostic tests for streptococcal diseases. The Company has been granted a patent for industrial production of a lytic enzyme specific for Group A Streptococcus. To date, the Company has produced only small commercial quantities of these enzymes and continues to be interested in manufacturing and marketing these enzymes for use in diagnostic test kits.

FLAVORS AND FRAGRANCES

     The Company has developed natural flavor and fragrance chemicals by fermentation of whey and other carbohydrates. Patent applications on the proprietary microorganisms developed by the Company have been submitted in Europe and in the United States.

     The fermentation processes yield a range of water-soluble low molecular weight organic (carboxylic) acids which can be converted with naturally occurring alcohols into esters which are commercially useful both as food flavors and as fragrances in cosmetic and toiletry products.

     The Company has also developed a fermentation process for the production of Poly-LevuLan(TM), its trademark for a high molecular weight fluctose polymer, which can be used as a flavor carrier or as a foam stabilizer and thickener in food and cosmetic applications.

     The Company is continuing to seek opportunities to commercialize its flavors and fragrances technology.

PATENTS AND TRADEMARKS

     It is the Company's policy to protect its intellectual property rights by a variety of means, including applying for patents and trademarks in the United States and in other countries. The Company also relies upon trade secrets and improvements, unpatented proprietary know-how and continuing technological innovation to develop and maintain its competitive position. In this regard, the Company places restrictions in its agreements with third parties with respect to the use and disclosure of any of its proprietary technology. The Company also has internal nondisclosure safeguards, including confidentiality agreements with employees and consultants.

     During fiscal years 1994, 1995, and 1996, as part of the Company's stringent cost containment efforts, all patents and trademarks were carefully reviewed and those with no foreseeable commercial value have been abandoned to eliminate costly maintenance fees. Patents (and applications) and/or trademarks on technology with recognized commercial value include those for AstaXin(R), ClandoSan(R), Weyco-Serv(R), and streptococcus lytic enzyme. Extensive additional foreign applications for AstaXin(R) have been submitted.

COMPETITION

     Competitors in the biotechnology field in the United States and elsewhere are numerous and include major chemical, pharmaceutical and food companies, as well as specified biotechnology companies. Competition can be expected to increase as small biotechnology companies continue to be purchased by major multinational corporations with their huge resources. Competition is also expected to increase with the introduction of more diverse products developed by biotechnology firms, increasing research cooperation among academic institutions and large corporations, and continued government funding of research and development activities in the biotechnology field, both in the United States and overseas. Unlike the majority of biotechnology companies, which are developing products principally for the pharmaceutical industry, the Company has focused its own activities on the development of proprietary products for use in food, fermentation and agricultural industries. In the future, however, competitors may offer products, which, by reason of price or efficacy or more adequate resources for technology advances, may be superior to the Company's existing or future products.

     In addition, the aquaculture market into which the Company's product, AstaXin(R), will be sold is a highly competitive industry worldwide and certain large companies are presently known to be developing and marketing competitive products.

EMPLOYEES

     At December 31, 1996, the Company had 8 employees, three of whom are in administration and marketing, while the remainder are engaged in process development and support of manufacturing activities.

     None of the Company's employees is represented by a labor union and the Company has experienced no work stoppages. The Company believes its relations with its employees are satisfactory.


                             DESCRIPTION OF PROPERTY

     The Company leases 8,480 square feet of space in the Oakland Ridge Industrial Park located at 9110 Red Branch Road, Columbia, Maryland. The Company occupies the space under a lease, expiring on January 31, 2001. Approximate rental expense is $73,000 for each remaining year of the lease.

     Approximately 2,000 square feet of the space occupied by the Company is used for executive and administrative offices and approximately 2,300 feet is used for research and development activities. Approximately 4,000 square feet of space is used for the Company's intermediate-stage or scale-up pilot plant facility.

     In addition, the Company has a 180 square-foot Biosafety level 2 laboratory suitable for manufacturing bacterial enzymes for in vitro diagnostic kits.

     The Company owns all equipment necessary for its current operations and all equipment is in satisfactory condition.

                                 USE OF PROCEEDS

     The Company anticipates using the cash proceeds received by it from the Financing Transaction for working capital and general corporate purposes.


                                LEGAL PROCEEDINGS

     Archer Daniels Midland, Inc. ("ADM") filed a lawsuit against the Company on July 21, 1997 in the U.S District Court in Greenbelt, Maryland alleging patent infringement. ADM sought injunctive relief and damages.

     On August 4, 1997, the Company filed a $300,450,000 civil racketeering and trade secrets lawsuit in U.S. District Court in Baltimore, Maryland, against ADM. The Company contends that ADM stole the Company's new secret formula for making a natural compound that turns the pale flesh of farmbred salmon into the bright pink of wild fish.

     The Company's claim was re-asserted as a counterclaim against ADM and the two cases were joined in the District Court in _____________, Maryland on _____________ __, 1997. On September 10, 1997 the District court denied ADM's request for a preliminary injunction on the basis that ADM could not demonstrate a likelihood of success on the merits. Management believes ADM's claims are meritless.

                        DIRECTORS AND EXECUTIVE OFFICERS

NAME                          AGE       POSITION WITH IGENE

Michael G. Kimelman           58        Chairman of the Board of Directors

Thomas L. Kempner             70        Vice Chairman of the Board of Directors

Stephen F. Hiu                41        Director, President, Secretary, Acting
                                        Treasurer, and Director of Research
                                        and Development

Ramin Abrishamian             44        Director and Chief Executive Officer

Patrick F. Monahan            46        Director, and Director of Manufacturing

Joseph C. Abeles              82        Director

John A. Cenerazzo             73        Director

Sidney R. Knafel              67        Director


MICHAEL G. KIMELMAN was elected a Director of the Company in February 1991 and Chairman of the Board of Directors in March 1991. He is the Managing Partner of Kimelman & Baird, LLC. He is a founder of Blue Chip Farms, a standard bred horse-breeding farm, and has been an officer since its inception in 1968. Mr. Kimelman is currently a Director of the Harness Horse Breeders of New York State and serves on the Board of the Hambletonian Society.

THOMAS L. KEMPNER is Vice Chairman of the Board of Directors and has been a Director of the Company since its inception in October 1981. He is and has been Chairman and Chief Executive Officer of Loeb Partners Corporation, investment bankers, New York, and its predecessors since February 1978. He is currently a Director of Alcide Corporation, CCC Information Services Group, Inc., Energy Research Corp., Intermagnetics General Corp., Northwest Airlines, Inc. and Roper Starch Worldwide, Inc.

RAMIN ABRISHAMIAN was appointed Chief Executive Officer in July 1997. From April 1996 to July 1997, he was an independent consultant. From February 1990 to April 1996, he held various positions with Remediation Technologies, including president and general manager of a subsidiary. For seven years prior thereto he held various positions with Arthur D. Little Co. He received a Master of Science degree from M.I.T., and a Bachelor of Science degree from Strathcylde University, Scotland, both in chemical and process engineering.

STEPHEN F. HIU was appointed President and Treasurer in March 1991, Secretary in July 1990, and elected a Director in August 1990. He has been Director of Research and Development since January 1989 and, prior thereto, was Senior Scientist since December 1985, when he joined the Company. He was a post-doctoral Research Associate at the Virginia Polytechnic Institute and State University, Blacksburg, Virginia, from January 1984 until December 1985. Dr. Hiu holds a Ph.D. degree in microbiology from Oregon State University and a B.S. degree in biological sciences from the University of California, Irvine.

PATRICK F. MONAHAN was appointed Director of Manufacturing and elected a Director of the Company in April 1991 and has managed the Company's fermentation pilot plant since 1982. Prior thereto, he was a technical specialist in the fermentation pilot plant of W.R. Grace and Co. from 1975 to 1982. He received an Associate in Arts degree in biology from Allegheny Community College and a B.S. degree in biology with a minor in Chemistry from Frostburg State College, Frostburg, Maryland.

JOSEPH C. ABELES, private investor, was elected Director of the Company on February 28, 1991. Mr. Abeles serves as Director of Intermagnetics General Corporation, Bluegreen Corporation (formerly Patten Corp.), and Ultralife Batteries, Inc.

JOHN A. CENERAZZO was Chairman of the Board from November 1989 to April 1991. He served as President of the Company from August 1988 through September 1989 and has been a Director since September 1987. He is a Director emeritus of National Penn Bank Shares, Inc. of Boyertown, Pennsylvania, a Director emeritus of National Penn Bank and a Director of U.S. Axle Corporation.

SIDNEY R. KNAFEL, a Director of the Company since 1982, has been Managing Partner of SRK Management Company, a private investment concern since 1981; Chairman of BioReliance Corporation since 1982 and Chairman of Insight Communications, Inc. since 1985. Mr. Knafel is also currently a Director of Cellular Communications International, Inc., CoreComm Incorporated, General American Investors Company, Inc., NTL Incorporated and some private companies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of July 31, 1997, with respect to beneficial ownership of shares of the Company's outstanding Common Stock by (i) each person known to the Company to own more than five percent of its Common Stock, (ii) each Director, and (iii) all Directors and executive officers as a group.

                                       NUMBER OF
NAME AND ADDRESS                        SHARES                     PERCENT*

Joseph C. Abeles                      12,303,804(1)                 41.9%
  220 E. 42nd Street, Suite 505
  New York, NY  10017

John A. Cenerazzo                      1,612,456(2)                  7.9%
  Stokesay Castle Lane
  Reading, PA  19606

Ramin Abrishamian                               0                      --
  c/o IGENE Biotechnology, Inc.
  9110 Red Branch Road
  Columbia, MD 21045

Stephen F. Hiu                           783,833(3)                  3.9%
  c/o IGENE Biotechnology, Inc.
  9110 Red Branch Road
  Columbia, MD 21045

Thomas L. Kempner                     17,033,668(4)                 50.4%
  c/o Loeb Partners Corporation
  61 Broadway
  New York, NY 10006

Michael G. Kimelman                    3,049,657(5)                  14.3%
  c\o Kimelman & Baird, LLC
  100 Park Avenue
  Suite 1101-S2
  New York, NY  10017

Sidney R. Knafel                      15,168,144(6)                   47%
  c\o SRK Management Company
  126 East 56th Street
  New York, NY  10022

Patrick F. Monahan                       542,000(7)                  2.8%
  c\o IGENE Biotechnology, Inc.
  9110 Red Branch Road
  Columbia,  MD 21045

All Directors and Officers           50,493,562(8)                  81.6%
  as a Group (8 persons)

Fraydun Manocherian                   3,750,000(9)                  16.4%



* Under the rules of the Securities and Exchange Commission, the calculation of the percent assumes for each person that only such person's warrants, options or convertible notes are exercised or converted and that no other person exercises or converts outstanding warrants, options or convertible notes. Accordingly, these percentages are not on a fully-diluted basis.

1 Includes 2,109,404 shares, 2,250 shares issuable upon conversion of Series A Preferred Stock, $392,663 in demand notes convertible into 4,592,083 shares and warrants to purchase 5,583,427 shares. Also includes 4,140 shares held by his wife and 12,500 shares issuable upon conversion of Series A Preferred Stock held by his wife.

2 Includes 283,458 shares, warrants to purchase 713,513 shares, 32,750 shares which are subject to options currently exercisable or exercisable within 60 days, and $49,622 in demand notes convertible into 582,321 shares. Also includes 414 shares held by his wife.

3 Includes 500 shares held by Dr. Hiu and 783,333 shares which are subject to options currently exercisable or exercisable within 60 days.

4 Includes 386,972 shares and warrants to purchase 212,960 shares held by Mr. Kempner; 94,000 shares held by a trust under which Mr. Kempner is one of two trustees and the sole beneficiary; $258,998 in demand notes convertible into 2,797,320 shares and warrants to purchase 2,797,320 shares held by a trust under which Mr. Kempner is one of two trustees and the sole beneficiary; 1,482,987 shares and warrants to purchase 931,744 shares held by a trust under which Mr. Kempner is one of two trustees and a one-third beneficiary; $79,200 in demand notes convertible into 1,147,670 shares and warrants to purchase 1,147,670 shares held by a trust under which Mr. Kempner is one of two trustees and a one-third beneficiary; 182,526 shares held by Mr. Kempner's wife; 257,880 shares held by trusts under which Mr. Kempner is one of two trustees and whose brothers are beneficiaries; $258,997 in demand notes convertible into 2,797,310 shares and warrants to purchase 2,797,310 shares held in a trust under which Mr. Kempner is one of two trustees and whose brother is beneficiary.

5 Includes 521,104 shares, warrants to purchase 1,325,674 shares and $63,070 in demand notes convertible into 804,568 shares held by Mr. Kimelman. Also includes 81,600 shares held by Kimelman & Baird, LLC, in which Mr. Kimelman has a 50% interest, and 180,000 shares held by M. Kimelman & Co., in which Mr. Kimelman has a 60% interest. Also includes 136,713 shares held by his wife, in which Mr. Kimelman disclaims beneficial ownership.

6 Includes 1,022,661 shares, warrants to purchase 3,522,835 shares, and $271,225 in demand notes convertible into 3,039,103 shares owned by Mr. Knafel. Also includes 1,022,055 shares, warrants to purchase 3,522,387 shares and $271,225 in demand notes convertible into 3,039,103 shares held in trust for the benefit of Mr. Knafel's adult children, as to which Mr. Knafel disclaims any beneficial interest.

7 Includes 2,000 shares held by Mr. Monahan and 540,000 shares which are subject to options currently exercisable or exercisable within 60 days.

8 Includes 7,768,414 shares, 1,356,083 shares which are subject to options currently exercisable or exercisable within 60 days, unexpired warrants to purchase 22,554,837 shares, 14,750 shares subject to the redemption of 7,375 shares of redeemable preferred stock, and $1,645,000 in demand notes convertible into 18,799,477 shares.

9 Includes $187,500 in demand notes convertible into 1,875,000 shares and warrants to purchase 1,875,000 shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

NINE MONTHS ENDED SEPTEMBER 30, 1997

     RESULTS OF OPERATIONS

     Sales revenue for the quarter ended September 30, 1996 of $9,241, resulted from sales of ClandoSan(R). The Company has made only minimal marketing efforts for this product in 1997 as it focused on development, production and marketing of its AstaXin(R) product. Additional sales of ClandoSan(R) will depend on continued marketing arrangements with distributors for the product and the Company's own limited direct sales. Long term, the Company hopes to license rights to manufacture, sell, and distribute ClandoSan(R). ThE Company expects to continue to focus its efforts on AstaXin(R) and has signed, on June 24, 1997, a toll manufacturing agreement for the production of AstaXin(R) which is to begin no later than December 31, 1997.

     Research, development and pilot plant expenses decreased by 7.7% for the current quarter when compared to the corresponding quarter in 1996. This decrease was due to a one time field study for ClandoSan(R) in 1996.

     Marketing expenses increased by 102.6% for the current quarter when compared to the corresponding quarter in 1996 and are related primarily to the Company's marketing expenses for AstaXin(R) and would be expected to increase if production and sales increase, and will depend on marketing arrangements with distributors of the product. This expense would be offset by revenue from sales of product.

     General and administrative expenses increased by approximately 1.3% for the third quarter of 1997 over the same period in 1996. This reflects continuing attempts to minimize administrative expenses during this period.

     Interest expense for the quarter ended September 30, 1997 increased by approximately 99.4% over the same period in the prior year and reflects additional debt issued in the form of promissory notes to certain directors of the Company and one individual investor.

     Litigation expenses of $280,000 for the quarter ended September 30, 1997 represent legal fees incurred in the Company's suit against Archer Daniels-Midland Inc. ("ADM") alleging theft of trade secrets and breach of contract and in its defense of ADM's suit against the Company alleging patent infringement. Management expects to recover legal expenses through damage awards and/or preservation of rights associated with the Company's product.

     As a result of the foregoing, the Company reported a net loss of $541,619, or $.03 per common share during the third quarter of 1997, compared to a net loss of $216,730, or $.01 per common share in the same period in 1996. The weighted average number of common shares outstanding increased to 18,976,637, in the third quarter of 1997 compared to 18,604,472 in the third quarter of 1996. This increase in shares reflects the semi-annual issuance of common stock as payment of interest on a variable note subordinated debenture and the issue of 472,834 shares for exercise of employee stock options.

     FINANCIAL POSITION

     In December 1988, the Company suspended payment of the quarterly dividend on its preferred stock. Resumption of the dividend will require significant improvements in cash flow. Unpaid dividends cumulate for future payment or increase the liquidation preference or redemption value of the preferred stock. As of September 30, 1997, total dividends in arrears on the Company's preferred stock was $1,286,450, of which $206,450 ($5.76 per share) was included in the carrying value of the redeemable preferred stock and $1,080,000 ($5.76 per share) is included in the liquidation preference of the limited redemption preferred stock.

1996 COMPARED TO 1995

     RESULTS OF OPERATIONS

     Sales revenue for the year ended December 31, 1996 increased from $25,563 in 1995 to $43,091 in 1996. The increase in overall sales revenue (68%) resulted from an increase in domestic sales of ClandoSan(R). The Company hopes to find a licensee for ClandoSan(R) in 1997 as it continues to focus its efforts on its AstaXin(R) product. Long-term production and sales of AstaXin(R) will depend on the Company's ability to find suitable manufacturing partners since it has no commercial scale manufacturing facilities of its own. No commercial quantities of AstaXin(R) were available for sale in 1996. In May 1995 the Company executed a non-exclusive technology licensing and royalty agreement with Archer Daniels Midland Co. However, on February 29, 1996 Archer Daniels Midland informed the Company that it would no longer utilize the technology and terminated the agreement. The Company is seeking additional investment to enable it to purchase or lease a manufacturing facility of its own. Additional sales of ClandoSan(R) will depend on continued marketing arrangements with distributors for the product. The Company expects to continue its own limited sale of these products until a suitable licensee is found and a Licensing Agreement formalized.

     Cost of product sales as a percentage of product sales decreased to 54% in 1996 from 66% in 1995 and can be attributed in part to decreased freight charges incurred by the Company.

     Research, development and pilot plant expenses decreased approximately 11% for the current year. This decrease was attributed to reduced payroll expenses resulting from a vacant position in the research department and reduced equipment repair expenses. Research and development costs may be expected to increase gradually in support of increased manufacturing efforts for AstaXin(R), but would be offset by technology licensing and technology services income.

     Marketing, general and administrative expenses increased 6% in 1996 when compared to the expenses in 1995. Marketing expenses related to the Company's AstaXin(R) product could be expected to increase if production and sale of AstaXin(R) proceeds, but this will depend on marketing arrangements with distributors of the product. This increase would be offset by sales income or from licensing additional technology. General and administrative expenses could be expected to rise to reflect increasing costs of maintaining and enforcing the Company's patents and patent applications for AstaXin(R) and ClandoSan(R) worldwide, but only if commercial quantities of THE products are manufactured.

     Interest expense for the year ended December 31, 1996 increased by approximately $40,600 over the prior year. This increase reflects the increase in accumulating interest due on additional promissory notes issued to certain directors of the Company, and an addition to the increase in the interest rate being charged on the variable rate subordinate debenture from 8% to 12% effective October 1, 1996.

     In 1995, the Company's operational costs were offset by aggregate payments totaling $249,215, which are part of a Licensing Agreement for AstaXin(R), which was terminated on February 29, 1996.

     As a result of the foregoing, the Company reported a net loss of $776,873, or $.04 per common share in 1996, compared to a net loss of $503,156, or $.04 per common share in 1995. The weighted average number of common shares outstanding increased to 18,604,171 in 1996 from 13,694,343 in 1995. This increase in shares in 1996 reflects the annual issuance of common stock as payment of interest on a variable note subordinated debenture, the conversion of 2,500 shares of the Company's redeemable preferred stock into 5,000 shares of common stock on January 23, 1996, and the issuance of 4,290,000 shares of common stock to certain directors of the Company in lieu of retired Promissory Notes and warrants issued from August 25, 1993 through March 7, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has been funded primarily by equity contributions, loans from stockholders and license fees. As of September 30, 1997, the Company had a working capital deficit of approximately $1,862,473, and cash and cash equivalents of $304,581, consisting of proceeds from Promissory Notes issued to certain Directors and an individual investor of the Company described below.

     Cash used by operations in the nine months ended September 30, 1997 and 1996 amounted to $651,022 and $475,801, respectively. To date, the Company has achieved only minimal sales of its ClandoSan(R) and AstaXin(R) products while it seeks additional manufacturing capability for AstaXin(R).

     $644,654 was used by investing activities for the nine months ended September 30, 1997. This includes an investment of $512,848 in equipment to be resold and deferred costs of $92,731 relating to an agreement to manufacture AstaXin(R) as described below, and $39,075 in equipment required at Igene's facilities to perform test runs for production of AstaXin(R).

     For a summary of the Company's financing activities see "Certain Relationships And Transactions." To continue operations short term, the Company will consider issuing additional stock and debt to officers and directors and encouraging holders of outstanding warrants to exercise these rights. To increase its working capital position the Company will also encourage the holders of promissory notes to convert them into common stock.

     The Company does not believe that inflation has had a significant impact on the Company's operations during the past three years.

OTHER DEVELOPMENTS

     On July 3, 1997, the Company signed a non-exclusive toll manufacturing agreement with Fermic, S.A. de C.V., Mexico City, for the production of its natural astaxanthin pigment, AstaXin(R). Commercial production is expected to be reached in the fourth quarter of 1997. This agreement will aid the Company in producing enough AstaXin(R) to meet demand.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Since inception, the Company has been unable to pay its operating expenses without outside assistance. Financing from outside sources, including institutional lenders and customers, has not been available to the Company. Due to the difficulty or impossibility in obtaining adequate outside financing, the time delay and expense which would be occasioned in attempting to secure such financing and the Company's immediate need for operating capital, since August 1993 various Directors of the Company have made periodic loans to the Company in order to insure the Company's continued viability. The loans made by the Directors are evidenced by demand promissory notes bearing interest at the prime rate. All the notes are convertible into Common Stock at the market price at the time the notes were issued. The Directors also received warrants to purchase the number of shares of Common Stock into which the notes are convertible with an exercise price equal to the market price at the time the note was issued.

     On November 16, 1995 and December 22, 1995, the Company issued demand promissory notes to certain directors of the Company for an aggregate consideration of $100,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.05 (the then current market price) per share. In connection with such issuance, the holders received warrants for an equivalent number of shares of common stock exercisable at $.05 per share.

     On December 14, 1995, the shareholders of the Company ratified action taken by the Board of Directors on April 3, 1995, with respect to the cancellation of promissory notes and warrants issued to certain directors of the Company between August 25, 1993 and March 7, 1995, and the conversion of these notes to common stock of the Company at $.125 per share and warrants to purchase an equal number of shares of common stock of the Company at $.125 per share, which was the market price of the common stock on April 3, 1995, the date on which the action was approved by the Board. Such warrants expire on April 3, 1998.

     On February 9, 1996, and March 11, 1996, the Company issued demand promissory notes to certain directors of the Company for an aggregate consideration of $140,000. The notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.10 per share for the note issued February 9, 1996, and at $.09 per share for the note issued March 11, 1996 (the then current respective market prices). In connection with such issuance's, the holders received warrants for an equivalent number of common shares at $.10 per share for the note issued February 9, 1996 and at $.09 per share for the note issued March 11, 1996.

     On April 23, 1996, May 9, 1996 and June 7, 1996, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $177,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.06 per share for the notes issued April 23, 1996 and May 9, 1996, and at $.05 for the note issued June 9, 1996 (the then current respective market prices). In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.06 per share for the notes issued April 23, 1996 and May 9, 1996, and at $.05 per share for the note issued June 7, 1996.

     On July 24, 1996 and September 24, 1996, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $160,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.115 per share for the note issued July 24, 1996, and at $.125 per share for the note issued September 24, 1996 (the then current respective market prices). In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.115 per share for the note issued July 24, 1996, and $.125 per share for the note issued September 24, 1996.

     On November 13, 1996 and December 11, 1996, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $140,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.09 per share for the notes dated November 13, 1996 and December 11, 1996 (the then current market prices). In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.09 per share for the notes issued November 13, 1996 and December 11, 1996.

     On January 15, 1997, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $70,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.07 per share (the then current market price). In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.07 per share.

     On February 24, 1997, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $100,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.11 per share (the then current market price). In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.11 per share.

     On April 3, 1997, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $99,500. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.10 (the then current market price) per share. In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.10 per share.

     On May 8, 1997, the Company issued demand promissory notes to certain Directors of the Company for an aggregate consideration of $96,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.135 (the then current market price) per share. In connection with such issuances, the holders received warrants for an equivalent number of common shares at $.135 per share.

     As part of the Financing Transaction, on June 5, 1997, July 3, 1997, July 29, 1997, September 4, 1997, September 24, 1997, October 20, 1997 and November 20, 1997, the Company issued demand promissory notes to the Investors for an aggregate consideration of $1,750,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.10 per share. In connection with such Issuances, the holders received warrants for an equivalent number of common shares at $.10 per share. These issuances are all part of the Bridge Loan.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

PREFERRED STOCK

     Prices for the Preferred Stock were quoted on the over-the-counter market on the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ") from November 25, 1987 through January 25, 1988. Prior to November 25, 1987 there was no public market for the Preferred Stock and since January 25, 1988, no quotations for the Preferred Stock have been reported on NASDAQ. The aggregate number of record holders of Preferred Stock as of March 1, 1997 was 17.

COMMON STOCK

     The Common Stock has been traded in the over-the-counter market since July 23, 1986. Prior to July 23, 1986, there was no public market for the Common Stock.

     On or about June 9, 1989, the Company was advised by NASDAQ that its capital and surplus (exclusive of Redeemable Preferred Stock), based on its financial statements at and for the quarter ended March 31, 1989, did not meet requirements of continued inclusion in the NASDAQ System. Accordingly, the quotation of Common Stock in the NASDAQ System was terminated.

     Commencing on or about June 12, 1989, the Company's Common Stock began trading on the over-the-counter market on a limited basis and is quoted in the national bureau's "Pink Sheets." The following table shows, by calendar quarter, the range of representative bid prices for the Common Stock since 1995.

CALENDAR QUARTER                          HIGH                LOW
---------------------------------------------------------------------------
First Quarter 1995                        $.13                $.06
Second Quarter 1995                       $.31                $.02
Third Quarter 1995                        $.13                $.02
Fourth Quarter 1995                       $.13                $.01

First Quarter 1996                        $.16                $.03
Second Quarter 1996                       $.14                $.04
Third Quarter 1996                        $.16                $.11
Fourth Quarter 1996                       $.12                $.07

First Quarter 1997                       $.115                $.07
Second Quarter 1997                       $.17                $.09
Third Quarter                             $.25                $.11
Fourth Quarter                            $.14                $.09
(thru November 5 1997)

     Management obtained the above information from the National Quotation Bureau. Such quotations are inter-dealer quotations without retail mark-up, mark-downs, or commissions, and may not represent actual transactions. The aggregate number of record holders of the Common Stock as of October 1, 1997 was
250. The Company believes it has more than 700 beneficial holders of its Common Stock. As of ____________, 1997, the high and low bid and asked prices for the Common Stock, as shown in the "Pink Sheets" were as follows:

                             HIGH                         LOW
Bid                          $.                           $.
ASK                          $.                           $.


DIVIDEND POLICY

     When and if funds are legally available for such payment under statutory restrictions, the Company may pay annual cumulative dividends on the Preferred Stock of $.64 per share on a quarterly basis. During 1988 the Company declared and paid a cash dividend of $.16 per share. In December 1988, the Company suspended payment of the quarterly dividend of $.16 per share of Preferred Stock. No dividends have been declared or paid since 1988. Any resumption of dividend payments on Preferred Stock would require significant improvement in cash flow. Preferred Stock dividends are payable when and if declared by the Company's Board. Unpaid dividends accumulate for future payment or addition to the liquidation preference and redemption price of the Preferred Stock. As of December 31, 1996 the total amount of dividends in arrears with respect to the Company's Preferred Stock was $1,179,246.

     Dividends on Common Stock are currently prohibited because of the preferential rights of holders of Preferred Stock. The Company has paid no cash dividends on its Common Stock in the past and does not intend to declare or pay any dividends on its Common Stock in the foreseeable future.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company to its Chief Executive Officer. No other executive officer received a salary and bonus for 1996 which exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------

                              ANNUAL COMPENSATION

---------------------------------------------------------------------------------------------------------------------

                                                                     Other Annual        Stock       All Other
       Name and Principal                    Salary       Bonus      Compensation       Options     Compensation
            POSITION               YEAR       ($)          ($)          ($)               (#)            ($)
       ------------------          ----       ---          ---          ---               ---            ---

Dexter W. Gaston,                  1996        48,494                                      1,418,502
Chief Executive Officer (1)
---------------------------------------------------------------------------------------------------------------------

     (1) Mr. Gaston was employed by the Company from January 11, 1996 until
January 7, 1997.

STOCK OPTION PLAN

     Other than the 1986 Stock Option Plan (the "1986 Plan") and the 1997 Stock Option Plan, the Company does not have any profit sharing, incentive compensation or retirement plans.

     The table below sets forth information with respect to stock options granted in 1996 to the executive officer named in the Summary Compensation Table.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------



                                Individual Grants
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    Number of    Percent of Total
                    Securities     Options/SARs
                    Underlying     Granted To       Exercise or
                    Option/SARs   Employees In      Base Price       Expiration
     NAME           Granted(#)     Fiscal Year      ($/Sh)             Date
      (a)               (b)            (c)            (d)               (e)
--------------------------------------------------------------------------------
Dexter W. Gaston    1,418,502         63.9%           .05            1/11/06
--------------------------------------------------------------------------------

     On August 16, 1996, the Board of Directors approved the exchange of all outstanding options under the 1986 Plan, including options held by all officers of the Company, for new options having an exercise price of $.05 per share, which was the market price of a share of Common Stock on that date.

     The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options for the executive officer named in the Summary Compensation Table as of December 31, 1996, and the value of "in-the-money" options as of that date. An option is "in-the-money" if the per share market value of the underlying stock exceeds the option exercise price per share. No options were exercised in 1996.

         AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Value Of
                                                                                     Number Of                Unexercised
                                                                                    Securities                    In-
                                                                                    Underlying                 The-Money
                                          Shares               Value               Options/SARs               Options/SARs
               Name                      Acquired            Realized                At Fiscal                 At Fiscal
               (a)                          On                  ($)                  Year-End                   Year-End
                                         Exercise               (c)                     (#)                       ($)
                                           (b)                                Exercisable/Unexercisable Exercisable/Unexercisable
                                                                                        (d)                       (e)
----------------------------------------------------------------------------------------------------------------------------------
Dexter W. Gaston                            0                  ----               472,834/945,668            18,913/37,827
----------------------------------------------------------------------------------------------------------------------------------

(1) The value of unexercised in-the-money options at December 31, 1996, is based on the difference between the market price on December 31, 1996
         ($.09 per share) and the per share option exercise price, multiplied by the number of shares of common stock underlying such option.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of federal income tax consequences is based on current law, is for general information only and is not based upon or supported by a ruling of the Internal Revenue Service (the "Service"). The tax treatment of a holder of Rights or Units acquired on exercise of a Right may vary depending upon his particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF RECEIVING, HOLDING, EXERCISING AND DISPOSING OF THE RIGHTS OR UNITS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND PENDING TAX LAWS.

     RIGHTS

     RECEIPT OF RIGHTS. Pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), a holder should not recognize income for federal income tax purposes by reason of the receipt of a Right, and the Company intends to so treat the distribution of Rights as a nontaxable distribution.

     If the Service were to take a contrary position with respect to this matter, by deeming the distribution of Rights to constitute a taxable distribution, a holder receiving a Right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Right received, but only to the extent of the current and accumulated earnings and profits of the Company. To the extent the deemed distribution exceeds the current and accumulated earnings and profits of the Company, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the security with respect to which the Right was distributed and then as gain from the sale or exchange of such security. A holder's tax basis in a Right received in a taxable distribution would equal the fair market value of the Right as of the date of distribution of the Right (the "Distribution Date").

     Under the Company's intended treatment (i.e. a nontaxable distribution), if a Right is exercised, the tax basis of the Right in the hands of a holder will be determined by allocating the holder's tax basis in his securities with respect to which the Right was distributed between such securities and the Right, in proportion to their relative fair market values on the Distribution Date. If, however, the fair market value of the Right on the Distribution Date is less than 15% of the fair market value of the securities with respect to which the Right was distributed, the holder's tax basis in the Right will be deemed to be zero unless the holder affirmatively elects, in accordance with Treasury Regulations, to apportion his tax basis in accordance with the preceding sentence. The holding period of a Right will include the holding period for the securities with respect to which the Right was distributed.

     EXERCISE OF RIGHTS. No gain or loss will be recognized by a holder of Rights upon exercise of the Rights for cash. A holder who pays the Subscription Price through surrender of notes may recognize gain to the extent the Subscription Price exceeds the holder's tax basis in the notes surrendered therefor. Additionally, a holder who pays the Subscription Price through surrender of notes may be required to recognize as ordinary income any accrued interest on the surrendered notes that has not been taken into account previously as interest income for tax purposes. The adjusted tax basis of a holder of Units acquired upon exercise of Rights will be equal to the sum of the holder's adjusted tax basis in the exercised Rights and the Subscription Price. The holding period for Units acquired upon exercise of Rights will commence on the date of such exercise.

     EXPIRATION OF RIGHTS WITHOUT EXERCISE. If a holder of a Right allows it to expire without exercise, the expiration will be treated as a sale or exchange of the Right on the expiration date. Because an unexercised Right should be treated upon expiration as having a zero basis in the hands of the holder of the Right, such holder should not recognize loss as a result thereof.

     ADJUSTMENT TO THE TERMS OF A RIGHT. An adjustment to the Subscription Price of a Right, or the failure to make such an adjustment (and possibly an adjustment to the number of Units purchasable upon the exercise of the Right or the failure to make such an adjustment), in certain circumstances may result in a distribution that could be taxable as a dividend under the Code to the holder of the Right or the Units. Alternatively, a modification of the terms of a Right may be treated as a taxable exchange of the Right for a new right to purchase Units, with the holder recognizing gain or loss (as discussed above), even though no cash may have been distributed to the holder.

     UNITS

     DISPOSITION OF UNITS. The sale or other disposition of Units acquired on exercise of a Right will result in the recognition of gain or loss by the holder of such Units in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Units. Gain or loss will be capital gain or loss if the Units were held as a capital asset, and will be long-term capital gain or loss if the Units have a holding period for tax purposes of more than one year.

     POTENTIAL LIMITATIONS ON USE OF LOSS CARRYFORWARDS

     In general, upon a change of ownership, Section 382 of the Code limits the amount of a loss corporation's taxable income that could be offset annually by its carryforwards of net operating losses (and certain "built-in" losses that are economically accrued but not recognized at the time of a change of ownership) to an amount equal to the product obtained by multiplying the aggregate value of such corporation's capital stock immediately prior to the requisite change of ownership by the federal long-term tax-exempt interest rate. A change of ownership occurs and Section 382 of the Code will apply if, within a three year "testing period," there is more than a 50 percentage point increase in the capital stock of the loss corporation held by persons who own (actually or constructively) at least five percent in value of the loss corporation's stock (with persons who separately are less than five percent stockholders generally being treated in the aggregate as a single stockholder). Except in limited circumstances, options to acquire stock will be treated as if they had been exercised, on an option-by-option basis, if such treatment results in the requisite change of ownership.

     BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     A holder of Rights or Units may be subject to backup withholding at the rate of 31% with respect to dividends paid on and gross proceeds from the sale or redemption of the Rights or Units, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Holders of Rights or Units who do not provide the Company with their correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be creditable against the holder's federal income tax liability.

     The Company will report to the holders of Rights and Units and to the Service, the amount of any "reportable payments" and any amount withheld with respect to the Rights and Units during each calendar year.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF RIGHTS AND UNITS SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE RIGHTS AND UNITS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND PENDING TAX LAWS.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the Units, Notes and the New Warrants are being passed upon for the Company by Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and for the three years then ended have been included herein and in the registration statement in reliance upon the report of Berenson & Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

                       THREE YEARS ENDED DECEMBER 31, 1996

                FINANCIAL STATEMENTS INDEPENDENT AUDITORS' REPORT

Board of Directors
IGENE Biotechnology, Inc.
Columbia, MD

     We have audited the financial statements of IGENE Biotechnology, Inc. as listed in response to A.1. of Item 13. In connection with our audits of the financial statements, we also have audited the financial statement schedules as listed in response to A.1a. of Item 13. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statements schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IGENE Biotechnology, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     The accompanying financial statements and financial statement schedules have been prepared assuming that IGENE Biotechnology, Inc. will continue as a going concern. As discussed in note 13 to the financial statements, the Company's recurring losses and limited capitalization raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 13. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

                                                      Berenson & Company LLP

March 13, 1997

                            IGENE BIOTECHNOLOGY, INC.
                          STATEMENT OF OPERATIONS DATA

                                                                    YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------------
                                         1996            1995              1994             1993        1992
                                         ----            ----              ----             ----        ----

Sales                                   43,091           25,563          113,166           68,516      165,060
Total Revenues                          66,573          274,978          363,349           69,089      170,654
Cost of Sales                           23,198           16,878           36,945           32,137      118,652
Research, Development
  and Pilot Plant Expenses             309,351          348,139          391,912          329,030      409,645
Other Expenses                         512,504          447,335          474,752          416,489      432,380
Net Loss                              (776,873)        (503,156)        (540,260)        (708,567)    (790,023)
Net Loss Per Common Share (1)             (.04)            (.04)            (.04)            (.06)        (.07)
Coverage Deficiency
  of Fixed Charges (2)                 921,572          647,695          684,959          853,266      934,722


                            IGENE BIOTECHNOLOGY, INC.
                               BALANCE SHEET DATA

                                                                                  YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                         1996            1995              1994             1993          1992
                                         ----            ----              ----             ----          ----

Cash and Cash Equivalents                41,339           8,326            19,529          65,897        128,118
Working Capital (Deficit)             (983,816)       (336,992)         (645,815)       (286,881)       (26,918)
Total Assets                            109,054         104,255            77,556         258,417        315,834
Long-term Debt                        1,500,000       1,500,000         1,500,000       1,500,000      1,500,000
Total Liabilities                     2,562,799       1,901,127         2,177,572       1,938,173      1,677,272
Redeemable Preferred Stock              475,982         484,643           463,104         438,405        413,706
Stockholders' Deficit               (2,929,727)     (2,281,515)        (2,563,119     (2,118,161)    (1,775,144)
Common Shares Outstanding            18,631,139      18,572,805        13,028,571      12,975,237     12,475,853
Preferred Shares Outstanding            223,342         225,842           226,092         226,092        226,092

Notes:

1 Net loss per common share for the year ended December 31, 1992 is based on 12,084,190 shares. Net loss per common share for each of the years in the four-year period ended December 31, 1996 is based on 12,769,011, 13,002,050, 13,694,343 and 18,604,171 weighted average shares, respectively. For purposes of computing net loss per common share, the amount of net loss has been increased by dividends declared and cumulative undeclared dividends in arrears on preferred stock.

2 Earnings are not adequate to cover fixed charges. The "coverage deficiency of fixed charges" for each year is equal to the net loss for the year plus dividends on preferred stock.

                                                 IGENE BIOTECHNOLOGY, INC.
                                                BALANCE SHEET, DECEMBER 31

                                                                                         1996
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                          $  41,339
    Accounts receivable                                                                    9,996
    Supplies                                                                               6,126
    Prepaid Expenses                                                                       4,652
    Due from stockholders (note 6)                                                        16,870
       TOTAL CURRENT ASSETS
                                                                                          78,983
OTHER ASSETS
    Property and equipment, net (note 3)                                                  19,471
    Security deposits                                                                     10,600
       TOTAL ASSETS                                                                     $109,054

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses (note 4)                                     $ 300,799
    Debenture interest payable (note 5)                                                   45,000
    Promissory notes payable (note 6)                                                    717,000

       TOTAL CURRENT LIABILITIES
                                                                                       1,062,799
OTHER LIABILITIES
    Variable rate subordinated debenture (note 5)                                      1,500,000

       TOTAL LIABILITIES
                                                                                       2,562,799
COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)

REDEEMABLE PREFERRED STOCK
    Carrying amount of redeemable preferred stock, 8% cumulative,
    Convertible, voting, Series A, $.01 par value per share. Stated
    Value $13.28 per share. Authorized 920,000 shares; issued
    35,842 shares.  Redemption amount $475,982 (notes 5, 7 and 8)                        475,982

                            IGENE BIOTECHNOLOGY, INC.
                     BALANCE SHEET, DECEMBER 31 (CONTINUED)

STOCKHOLDERS' DEFICIT (notes 7 and 8)
    Preferred stock -- $.01 par value per share.  8% cumulative,
       Convertible, voting, Series A.  Authorized and issued 187,500 shares
       (aggregate involuntary liquidation value of $2,490,000)                        1,875
    Common stock -- $.01 par value per share.  Authorized 35,000,000 shares;
       Issued 18,631,139 shares                                                     186,311
    Additional paid-in capital                                                   17,971,220
    Deficit                                                                     (21,089,133)
                                                                                -----------
       TOTAL STOCKHOLDERS' DEFICIT                                               (2,929,727)

       TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                 $109,054
                                                                                   ========

    The accompanying notes are an integral part of the financial statements.

               IGENE BIOTECHNOLOGY, INC. STATEMENTS OF OPERATIONS

                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                          1996                      1995
                                                                          ----                      ----
Sales                                                                   $      43,091              $      25,563
Cost of sales                                                                  23,198                     16,878
                                                                               ------                     ------
     Gross profits                                                             19,893                      8,685

Technology licensing income (note 14)                                             --                     225,000
Technology services income (note 14)                                           23,482                     24,415
                                                                               ------                     ------
     Net Sales                                                                 43,375                    258,100
                                                                               ------                    -------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

     Marketing and selling                                                      5,438                     12,813
     Research, development and pilot plant                                    309,351                    348,139
     General and administrative                                               331,211                    303,998
                                                                              -------                    -------
          Total selling, general and administrative expenses                  646,000                    664,950
                                                                              -------                    -------
     Operating loss                                                          (602,625)                  (406,850)

OTHER INCOME (EXPENSES):

     Forgiveness of Debt (note 6)                                                 --                      33,395
     Investment income                                                          1,607                        527
     Other income (expense)                                                    (4,743)                       296
     Interest expense                                                        (171,112)                  (130,524)
                                                                             ---------                  ---------
Net Loss                                                                     (776,873)                  (503,156)

Deficit at beginning of year                                              (20,312,260)               (19,809,104)
                                                                          ------------               ------------
Deficit at end of year                                                  $ (21,089,133)             $ (20,312,260)
                                                                        ==============             ==============
Net loss per common share (note 9)                                     $         (.04)             $        (.04)
                                                                       ================            ==============

    The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                 REDEEMABLE
                                                               PREFERRED STOCK       PREFERRED STOCK          PREFERRED STOCK
                                                               ================      ================         ================
                                                              (Shares/Amount)        (Shares/Amount)          (Shares/Amount)

Balance at December 31, 1994                                  38,592/$463,104        187,500/$1,875           13,028,571/$130,285
Issuance of 53,334 shares of common stock as
  payment of interest on variable rate
  subordinate debenture (note 5)                                          ---                   ---                    53.3341533

Cumulative undeclared dividends on redeemable
     preferred stock                                                   24,539                   ---                           ---

Issuance of 1,200,000 shares of common stock
  pursuant to direct purchase of shares by
  certain directors of the Company (note 8)                               ---                   ---             1,200,000/$12,000

Issuance of 4,290,400 shares of common stock
  on conversion of promissory notes                                       ---                   ---             4,290,400/$42,905

Conversion of redeemable preferred stock into
  common stock                                                  (250)/$(3,000)                  ---                        500/$5

Net loss for 1995                                                         ---                   ---                           ---

                                                               -------------------------------------------------------------------
Balance at December 31, 1995                                   38,342/$484,64        187,500/$1,875           18,572,805/$185,728
                                                                            3
                                                    ===============================================================================
Issuance of 53,334 shares of common stock as
  payment of interest on variable rate                                    ---                   ---                   53,334/$533
  subordinate debenture (note 5)

Cumulative undeclared dividends on redeemable
  preferred stock                                                      22,939                   ---                           ---

Conversion of redeemable preferred stock into
  common stock                                               (2,500)/$(31,600)                  ---                    $5,000/$50

Net loss for 1996                                                         ---                   ---                           ---
                                                    -------------------------------------------------------------------------------
Balance at December 31, 1996                                  35,842/$475,982        187,500/$1,875           18,631,139/$186,311


    The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                                   (CONTINUED)

                                                            ADDITIONAL                         TOTAL STOCKHOLDER'S
                                                         PAID-IN CAPITAL        DEFICIT             DEFICIT
                                                         ===============        ========       ====================
Balance at December 31, 1994                              17,113,824          (19,809,104)          (2,563,120)

Issuance of 53,334 shares of common stock as
  payment of interest on variable rate
  subordinate debenture (note 5)                             119,467                  ---              120,000

Cumulative undeclared dividends on redeemable
  preferred stock                                            (24,539)                 ---              (24,539)

Issuance of 1,200,000 shares of common stock
  pursuant to direct purchase of shares by
  certain directors of the Company (note 8)                  138,000                  ---              150,000

Issuance of 4,290,400 shares of common stock
  on conversion of promissory notes...............           493,395                  ---              536,300

Conversion of redeemable
  preferred stock into common stock...............             2,995                  ---                3,000

Net loss for 1995                                                ---             (503,156)            (503,156)
                                              -------------------------------------------------------------------------------------

                                              =====================================================================================
Balance at December 31, 1995                             $17,843,142         $(20,312,260)         $(2,281,515)
                                              =====================================================================================
Issuance of 53,334 shares of common stock as
  payment of interest on variable rate
  subordinate debenture (note 5)                             119,467                 ---               120,000

Cumulative undeclared dividends on redeemable
  preferred stock                                            (22,939)                ---               (22,939)

Conversion of redeemable preferred stock into
  common stock                                                31,550                 ---                31,600

Net loss for 1996                                                ---            (776,873)             (776,873)
                                             -------------------------------------------------------------------------------------
Balance at December 31, 1996                             $17,971,220        $(21,089,133)          $(2,929,727)
                                             =====================================================================================

    The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                            YEARS ENDED DECEMBER 31,
                                                                            ========================
                                                                          1996                      1995
                                                                     --------------               ---------

Cash flows from operating activities:
   Net loss                                                           $(776,873)                  ($503,156)
   Adjustments to reconcile net income to net cash
     provided by operating activities:
          Depreciation                                                    6,261                       8,048
          Loss on sale of assets                                          4,743                         ---
          Interest on debenture paid in shares of
           common stock                                                 120,000                     120,000
          Decrease (increase) in:
            Accounts receivable                                           1,133                        (339)
          Prepaid expenses, supplies and deposits                       (10,778)                      1,438
     Increase (decrease) in:
         Accounts payable and other accrued expenses                     44,672                      33,105
                                                                -------------------------     -----------------------

Net cash used in operating activities                                  (610,842)                   (340,904)
                                                               -------------------------     -----------------------

Cash flows from investing activities:
   Capital expenditures                                                    (955)                     (2,369)
                                                               -------------------------     -----------------------

                                                               -------------------------     -----------------------
   Net cash used in investing activities                                   (955)                     (2,369)
                                                               -------------------------     -----------------------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                    --                     150,000
   Issuance of promissory notes                                         644,810                     182,070
                                                               -------------------------     -----------------------

Net cash provided by financing activities                               644,810                     332,070
                                                               -------------------------     -----------------------

Net increase (decrease) in cash                                          33,013                     (11,203)

Cash and cash equivalents - beginning of the year                         8,326                      19,529
                                                               -----------------------     -----------------------
Cash and cash equivalents - end of the year                              41,339                 $     8,326
                                                             =========================     =======================

Supplementary disclosure and cash flow information:
   Cash paid during the year for interest                          $        ---                $        ---
   Cash paid during the year for income taxes                               ---                         ---

Non-cash investing and financing activities:

     During 1996 and 1995, the Company issued 53,334 shares of common stock in each year in payment of interest on the variable rate subordinated debenture. If paid in cash, the interest would have been payable at 8% during 1996 and 1995, or $120,000 per year. Shares may be issued in lieu of cash under the debenture agreement at the higher of $2.25 per share or market price per share. The stock was issued and related interest was paid in 1996 and 1995 at $2.25 per share, or $120,000 in each year. (See also note 5)

     During 1996 and 1995 the Company recorded dividends in arrears on 8% redeemable preferred stock at $.64 per share aggregating $22,939 and $24,539, respectively in each year which has been removed from paid-in capital and included in the carrying value of the redeemable preferred stock. (See also note
7)

     During 1995 the Company issued 4,290,400 shares of common stock pursuant to the conversion of $536,300 of promissory notes held by certain directors of the Company. (See also note 8)

     During 1995 the Company issued promissory notes to certain directors of the Company in the face amount of $226,750. As of December 31, 1995 $182,070 had been received in cash proceeds by the Company. $44,680 remained due from certain directors of the Company on December 31, 1995, which was received during 1996. (See also note 8)

     During 1996 the Company issued promissory notes to certain directors of the Company in the face amount of $617, 000. As of December 31, 1996 $600,130 had been received in cash proceeds by the Company. $16,870 remained due from certain directors of the Company as of December 31, 1996. (See also note 8)

     The directors also received warrants to purchase the number of shares of Common Stock into which the promissory notes are convertible with an exercise price equal to the market price at the time these notes were issued.

     The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF BUSINESS

     The Company was incorporated under the laws of the State of Maryland on October 27, 1981 as "Industrial Genetics, Inc." The Company changed its name to "IGI Biotechnology, Inc." on August 17, 1983 and to "IGENE Biotechnology, Inc." on April 14, 1986. The Company is located in Columbia, Maryland and is engaged in the business of industrial microbiology and related biotechnologies.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and cash equivalents

     For purposes of the financial statements, cash equivalents have been combined with cash. The Company considers cash equivalents to be short-term, highly liquid investments that have maturities of less than three months. These include interest bearing money market accounts.

     Research and development costs

     For financial reporting purposes, research, development and pilot plant scale-up costs are charged to expense when incurred.

     Depreciation

     Depreciation of property and equipment is provided under the straight-line method over the useful lives of the respective assets.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair value of financial instruments

     The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of those instruments. The carrying amount of lone-term debt approximates fair value because of similar current rates at which the Company could borrow funds with consistent remaining maturities.

     Sales Returns

     The Company records sales returns in the period in which the product is returned, rather than estimating future returns of current sales, since they are expected to be immaterial in amount.

     Interest on Variable Rate Subordinated Debenture

     The Company records interest on its variable rate subordinated debenture (see also note 6) at a level rate of 8% through October 1, 1996; rather than at the fair-market value of shares which have been issued in lieu of cash payments of interest. This is an estimated average rate based on the Company's plan to continue (as it has since October 1, 1989) to pay interest on the debenture by issuing shares of common stock at the higher of $2.25 per share or the current market value of the Company's shares, as allowed under the terms of the debenture. If the market value of the Company's stock remains below $2.25 per share (during the period from October 1989 through December 1995 its highest price was $1.25) the Company can continue to issued stock in lieu of cash payments at $2.25 per share. Effective October 1, 1996 the Company will begin recording interest on its variable rate subordinated debenture at a level rate of 12%; rather than at the fair-market value of shares, which have been issued in lieu of cash payments of interest.

     ACCOUNTING FOR STOCK BASED COMPENSATION

     The Company applies APB Opinion 25 in accounting for employee stock option plans (note 8). Accordingly, no compensation cost has been recognized in 1996 and 1995. Had compensation cost been determined on the basis of FASB Statement 123, the following changes would have resulted:

                                                  1996                1995
                                                 ------              ------

      Net loss:
         As reported                          $(776,873)          $(503,156)
         Pro forma                             (781,189)           (503,156)

       Net loss per common share:
         As reported                          $    (.04)          $    (.04)
         Pro forma                                 (.04)               (.04)

     The fair value of compensation was computed using an option-pricing model which took into account the following factors as of the grant date:

         -        The exercise price and expected life of the option.
         -        The current price of the stock and its expected volatility.
         -        Expected dividends, if any.
         - the risk-free interest rate for the expected term of the option using Treasury Note rates with a remaining term equal to the expected life of the options.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are summarized as follows:

Laboratory equipment and fixtures                   $   70,060
Pilot plant equipment and fixtures                       8,200
Machinery and equipment                                 57,979
Office furniture and fixtures                           33,526
                                                       -------
                                                       169,765
       Less accumulated depreciation                   150,294
                                                       -------
                                                    $   19,471
                                                    ==========

(4)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

     Accounts payable                                          $ 251,050
     Audit fees and payroll taxes                                 13,600
     Accrued interest, promissory notes                           36,149
                                                                  ------
                                                               $ 300,799
                                                               =========


(5)  VARIABLE RATE SUBORDINATED DEBENTURE

     In July 1988, the Company and a principal holder of the Company's redeemable preferred stock agreed to exchange 187,500 shares of the Company's 8% cumulative convertible preferred stock, Series A for a $1,500,000 variable rate convertible subordinated debenture due 2002, Class A.

     The debenture bears interest at a rate of 8% per annum through September 30, 1996 and thereafter at a rate of 12% per annum. Interest was payable in cash through October 1, 1989. Thereafter, the debenture agreement provides that at the option and at the discretion of the Company, interest may be paid in shares of the company's common stock at the greater of $2.25 per share or the average market value per share. During 1996 and 1995, the Company issued 106,668 of its common stock as payment of interest on the debenture. The debenture is convertible into common stock of the Company at any time at the option of the holder at an initial rate of $4 per share of common stock. The debenture is redeemable at the option of the Company at any interest payment date at par value plus accrued interest. Upon maturity of the debenture, the Company, at its option, may repay the remaining principal in shares of 8% cumulative convertible preferred stock, Series B at a rate of $8 per preferred share.

(6)  PROMISSORY NOTES PAYABLE

     On August 23, and November 19, 1993, the Company issued promissory notes to certain directors of the Company for an aggregate consideration of $239,300. The notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.48 per share and to receive a warrant for an equivalent number of common shares at $.48 per share. The promissory notes were due on demand with interest charged at the prime rate.

     On February 10, 1994, and September 26, October 24, 1994 and November 28, 1994, the Company issued additional promissory notes to certain directors of the Company for an aggregate consideration of $170,250. The notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.375 per share for the note issued February 10, 1994 and at $.25 per share for all other notes and to receive warrants for an equivalent number of common shares at $.375 per share for the note issued February 10, 1994 and at $.25 per share for all other notes. These promissory notes were also due on demand with interest charged at the prime rate.

     On January 23, 1995, and March 7, 1995, the Company issued additional promissory notes to certain directors of the Company for an aggregate consideration of $125,000. The notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.1875 per share for the note issued January 23, 1995 and at $.125 per share for the note issued March 7, 1995 and to receive warrants for an equivalent number of common shares at $.1875 per share for the note issued January 23, 1995 and at $.125 per share for the note issued March 7, 1995.

     On November 16, 1995, and December 22, 1995, the Company issued additional promissory notes to certain directors of the Company for an aggregate consideration of $100,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.05 per share and to receive a warrant for an equivalent number of common shares at $.05 per share. The promissory notes are due on demand with interest charged at the prime rate. As of December 31, 1995 $55,320 was received by the Company. The remaining $44,680 was received in January, 1996.

     On December 14, 1995 the shareholders of the Common approved cancellation of Promissory Notes and Warrants issued to certain Directors of the Company between August 23, 1993 and March 7, 1995 and the conversion of these notes to common stock of the Company at $.125 per share and warrants to purchase an equal amount of common stock of the Company at $.125 per share, which was the fair market value of the common stock as quoted on April 3, 1995. Interest accrued on $33,395 was forgiven by the shareholders.

     On February 9, 1996, and March 11, 1996, the Company issued additional promissory notes to certain directors of the Company for an aggregate consideration of $140,000. The notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.10 per share for the note issued February 9, 1996 and at $.09 per share for the note issued March 11, 1996 and to receive warrants for an equivalent number of common shares at $.10 per share for the note issued February 9, 1996 and at $.09 per share for the note issued March 11, 1996.

     On April 23, 1996, May 9, 1996 and June 7, 1996, the Company issued Promissory Notes to certain Directors of the Company for an aggregate consideration of $177,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.06 per share for the notes issued April 23, 1996 and May 9, 1996, and at $.05 for the note issued June 7, 1996, and to receive warrants for an equivalent number of common shares at $.06 per share for the notes issued April 23, 1996 and May 9, 1996 and at $.05 per share for the note issued June 7, 1996.

     On July 24, 1996 and September 24, 1996, the Company issued Promissory Notes to certain Directors of the Company for an aggregate consideration of $160,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.115 per share for the note issued July 24, 1996 and at $.125 per share for the note issued September 24, 1996, and to receive warrants for an equivalent number of common shares at $.115 per share for the note issued July 24, 1996 and $.125 per share for the note issued September 24, 1996. As of December 31, 1996 the unpaid portion of these Promissory Notes was $4,760.

     On November 13, 1996 and December 11, 1996, the Company issued Promissory Notes to certain Directors of the Company for an aggregate consideration of $140,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.09 per share for the notes dated November 13, 1996 and December 11, 1996, and to receive warrants for an equivalent number of common shares at $.09 per share for the note issued November 13, 1996 and December 11, 1996. As of December 31, 1996 the unpaid portion of these Promissory Notes was $12,110.

     The directors also received warrants to purchase the number of shares of Common Stock into which the promissory notes are convertible with an exercise price equal to the market price at the time these notes were issued.

(7)  REDEEMABLE PREFERRED STOCK

     Each share of redeemable preferred stock is entitled to vote on all matters requiring shareholder approval as one class with holders of common stock, except that each share of redeemable preferred stock is entitled to two votes and each share of common stock is entitled to one vote.

     Redeemable preferred stock is convertible at the option of the holder at any time, unless previously redeemed, into shares of the Company's common stock at the rate of two shares of common stock for each share of preferred stock (equivalent to a conversion price of $4.00 per common share), subject to adjustment under certain conditions.

     Shares of redeemable preferred stock are redeemable for cash in whole or in part at the option of the Company at any time at the stated value plus accrued and unpaid dividends to the redemption date. Dividends are cumulative and payable quarterly on January 1, April 1, July 1 and October 1, since January 1, 1988. See note 5 relating to exchange of redeemable preferred stock and note 8 relating to conversion of redeemable preferred stock and waiver of redemption privileges. Mandatory redemption is required by October 2002. As of December 31, 1996, cumulative dividends in arrears totaled $189,246 ($5.28 per share) and were included in carrying value of redeemable preferred stock. See Note 5 relating to exchange of redeemable preferred stock and Note 8 relating to conversion of redeemable preferred stock and waiver of redemption privileges.

(8)  STOCKHOLDERS' EQUITY

     COMMON STOCK

     In January 1987, the Board of Directors approved the 1986 Stock Option Plan ("Plan"). In August 1990, the shareholders approved an increase in the number of shares issuable pursuant to options granted under the Plan. Under the Plan options to acquire up to 978,850 shares of the Company's common stock may be issued to certain directors, officers and employees. Options granted under the Plan are exercisable in installments of twenty percent each year beginning on the first anniversary of the date when such options are granted and expire not later than ten years from the date of grant. On January 22, 1987, the Board of Directors approved the granting, under the Plan, of options to purchase 72,750 shares of the Company's common stock at $5.40 per share to 23 full-time employees of the Company. The option price represented a discount from the market price at the date of grant. The total amount of such discount was accounted for as compensation expense and recognized over the period in which employees were providing the related services. In May 1989 the Compensation Committee of the Board of Directors approved the reduction of the exercise price from $5.40 to $1.00 per share of the aforementioned options. In addition, the Compensation Committee approved the granting of options to purchase an additional 146,350 shares at an exercise price of $1.00 per share pursuant to the Plan. In May 1990, the Compensation Committee of the Board of Directors approved the granting of options to purchase an additional 560,250 shares at an exercise price of $.10 per share pursuant to the Plan. In January 1991, options to purchase 250,000 shares of common stock of the Company at $.25 per share were granted to two officers and one key employee of the Company. In January 1992, options to purchase 350,000 shares of common stock of the Company at $.625 share were granted to one officer and one key employee of the Company. In April 1993, options to purchase 50,000 shares of common stock of the Company at $1.00 per share were granted to one key employee of the Company. The options granted in May 1989, May 1990, January 1991, January 1992, and April 1993 were at an exercise price in excess or equal to the current market price and, accordingly, no additional compensation expense was recognized. Prior to 1993, no options were exercised under the Plan. In 1993 options to purchase 87,000 shares of common stock at $.10 per share and 20,000 shares of common stock at $.25 per share were exercised pursuant to the Plan. On March 17, 1994 the Board of Directors approved an increase from 978,850 to 1,200,000 in the number of shares issuable pursuant to options granted under the plan which was approved by stockholders at the Company's 1994 Annual Meeting. On December 16, 1995 an increase from 1,200,000 to 2,000,000 in the number of shares issuable pursuant to options granted under the plan which was approved by stockholders at the Company's 1995 Annual Meeting.

     On January 11, 1996, warrants to purchase 1,418,502 shares of common stock of the Company at $.05 were granted to the CEO of the company, and options to purchase 800,000 shares to two officers of the Company at $.05 per common share. One-third of the shares were to be vested immediately and one-third on each anniversary of the grant. The Compensation Committee also recommended the conversion of previously granted employee stock options issued between March 9, 1987 to March 9, 1995 to options at $.05 per share, which was the fair market value at that time. The Board of Directors approved this recommendation on April 17, 1996. Upon termination of the CEO in January 1997, only 472,834 of shares granted to the CEO were vested and are exercisable until January 7, 1998.

     In May and November 1988, holders of 314,092 shares of redeemable preferred stock converted those shares into 628,184 shares of the Company's common stock and received warrants to purchase 314,092 shares of common stock at a rate of $6.00 per share which expired on July 30, 1993. During 1990, holders of 13,500 shares of redeemable preferred stock converted those shares to 27,000 shares of the Company's common stock. During 1991 holders of 5,125 shares of redeemable preferred stock converted those shares to 10,250 shares of the Company's common stock. During 1993 and 1994 no shares of redeemable preferred stock were converted to shares of the Company's common stock.

     In February 1991, the Company sold 4,596,000 shares of common stock and received net proceeds of $1,109,000. Also in February, 1991 the Company issued warrants to purchase 800,000 shares of common stock at $.25 per share to a stockholder controlled company for acting as placement agent.

     In June 1992, the company sold 680,667 shares of common stock and received net proceeds of $503,693. Also in June, 1992, the Company issued warrants to purchase 252,400 shares of common stock at $.75 per share to a stockholder controlled Company for acting as placement agent. In addition, 680,667 warrants to purchase common stock at $.75 per share were issued to other qualified investors as part of the private placement.

     On March 25, 1993 the Company issued 33,334 shares of common stock at $.75 upon execution of a Letter of Intent with Burns Philp Food Inc. to enter into a Technology License Agreement. Upon execution of a Technology License Option Agreement on April 16, 1993, Burns Philp purchased 166,666 newly issued shares of common stock at $.75 per share, and an additional 62,500 shares at $.48 per share on July 13, 1993. On October 13 the Company issued 76,550 shares of common stock at $1.00 per share as part of the termination of the Agreement with Burns Philip.

     At December 31, 1994, 86,746 shares of authorized but unissued common stock were reserved for exercise at $6.64 per share pursuant to a stock purchase warrant granted to the underwriter in connection with the Company's initial public offering, 978,850 shares of authorized but unissued common stock were reserved for exercise pursuant to the 1986 Stock Option Plan, 452,184 shares of authorized but unissued common stock were reserved for issuance upon conversion of the Company's outstanding preferred stock, 314,092 shares of authorized but unissued common stock were reserved for issuance upon exercise at $6.00 per share of stock purchase warrants issued to preferred stockholders who converted to common stock in 1988, 800,000 shares of authorized but unissued common stock were reserved for issuance upon reinvestment of interest on the variable rate subordinated debenture and 375,000 shares of authorized but unissued common stock were reserved for issuance upon conversion of the variable rate subordinated debenture.

     On August 15, 1995, the Company sold 1,200,000 shares of common stock to certain directors of the Company at $.125 per share and received net proceeds of $150,000.

     On December 14, 1995, the Company issued 4,290,400 shares of common stock in exchange for retired Promissory Notes and Warrants issued to certain directors of the Company from August 25, 1993 through March 7, 1995. Issued along with the common stock were warrants to purchase an equal amount of common stock of the Company at $.125 per share, which was the fair market value of the common stock as quoted on April 3, 1995 by the National Quotation Bureau, which warrants shall expire on April 3, 1998.

     The following table summarizes options and warrants issued, outstanding and exercisable:



                                             DECEMBER 31,
                                    ----------------------------
                                        1996              1995
                                        ----              ----

Issued                               7,508,652         5,642,550
Outstanding                          7,403,652         5,537,550
Exercisable                          5,822,651         5,237,550

     PREFERRED STOCK

     In May 1988, the Company and a holder of its redeemable preferred stock entered into an agreement under which the mandatory redemption rights referred to in note 5 were waived as to 187,500 shares of the preferred stock. These shares are subject to redemption at the option of the Company under provisions governing the preferred stock which permit the Company to redeem such stock at any time. Under these arrangements, the amounts attributable to shares of the preferred stock as to which mandatory redemption rights were waived are recorded and combined in total with the stockholders' equity accounts.

     On January 23, 1996 a holder of preferred stock converted 2,500 shares of preferred stock into 5,000 shares of common stock of the Company.

     At December 31, 1996, cumulative dividends in arrears totaled $990,000 ($5.28 per share) and were included in the aggregate involuntary liquidation value of the preferred stock.

     At December 31, 1996, 187,500 shares of authorized but unissued preferred stock were reserved for issuance upon maturity of the variable rate subordinated debenture.

(9)  NET LOSS PER COMMON SHARE

     Net loss per common share for 1996 and 1995 is based on 18,604,171 and 13,694,343 weighted average shares, respectively. For purposes of computing net loss per common share, the amount of net loss has been increased by dividends declared and cumulative undeclared dividends in arrears on preferred stock.

(10)  COMMITMENTS

     The Company is obligated for office and laboratory facilities and other rentals under separate operating lease agreements, which expire in 2001. The basic annual rentals are expected to be between $57,000 - $59,000 under such leases. Annual rent expense relating to the leases for the years ended December 31, 1996 and 1995 approximated $68,000 and $83,000, respectively.

     Exclusive worldwide rights to manufacture and sell of the products developed by the Company were granted to Hercules Incorporated ("Hercules"), in exchange for an initial license fee of $500,000 pursuant to a licensing agreement dated as of September 16, 1985. Hercules did not produce commercially any quantities of the product and by an agreement dated October 15, 1987, the Company and Hercules agreed to terminate the license agreement. Pursuant to termination agreements negotiated between the parties, the Company paid Hercules $25,000 for termination of the license and will not refund the $500,000 initial license fee paid by Hercules. If the Company commercializes the product, the Company will pay Hercules up to an additional $600,000 from revenues from the sale or licensing of the product.

(11)  CONTINGENCIES

     On September 24, 1982, the Company and McKesson Corporation formed a joint venture for the purpose of developing, manufacturing and selling certain whey-based products. On June 26, 1984, McKesson Corporation assigned to the Company all of its rights, titles and interests in the joint venture in consideration of a cash payment for the joint venture's inventory and a commitment to pay an additional amount of approximately $500,000, payable without interest in five equal annual installments, commencing after the first fiscal year in which the Company attains pre-tax profits, as defined, or at least $1 million. Because the payment is dependent upon the Company's attaining profitable operations in the future, no liability therefore has been reflected in the accompanying balance sheet.

     In May 1995, the Company signed a non-exclusive licensing agreement with Archer Daniels Midland Company ("ADM") for the manufacture and sale of AstaXin(R). On February 29, 1996 ADM informed the Company that it had decided not to utilize the Technology and requested that IGENE return approximately $250,000 in payments under the License Agreement. IGENE maintains that ADM is not entitled to the payments and that additional monies are owed to IGENE. It is management's contention that it is not probable that this dispute will result in an unfavorable outcome. Accordingly, no liability has been reflected in the accompanying balance sheet.


(12) INCOME TAXES

     At December 31, 1996 and 1995, the Company has federal and state net operating loss carry- forwards of approximately $20,100,000 and $19,300,000, respectively, that expire from 1997 to 2011. The recorded deferred tax asset, representing the expected benefit from the future realization of the net operating losses, net of the valuation allowance, was $-0- for both years.

     The sources of the deferred tax asset is approximately as follows:

                                                    1996
                                                    ----
Net operating loss carry-forward benefit        $  8,200,000
Valuation allowance                               (8,200,000)
Deferred tax asset                              $
                                                -------------



(13) UNCERTAINTY

     The Company has incurred net losses in each year of its existence, aggregating approximately $21,100,000 from inception to December 31, 1996 and its liabilities and redeemable preferred stock exceeded its assets by approximately $2,900,000 at that date. These factors indicate that the Company will not be able to continue in existence unless it is able to raise additional capital and attain profitable operations.

     Management has instituted a program of significant cost reductions, deferred all except immediately necessary capital expenditures, and suspended payment of dividends on the Company's preferred stock payments. The implementation of these measures to conserve working capital together with the successful marketing and licensing of the Company's products, which management hopes to achieve, may permit the Company to attract additional capital and enable it to continue.

     The Company is actively seeking and is in discussion with a potential manufacturer of its AstaXin(R) technology. The Company believes this technology to be highly marketable and is hopeful that an income-producing technology licensing agreement could be executed during 1997 for this product.

     To increase working capital, the Company plans to issue additional stock to officers and directors and to encourage holders of outstanding warrants to exercise these rights. The Company will also encourage the holders of convertible promissory notes to convert them into common stock. To meet short-term cash needs the Company issued additional promissory notes to officers and directors. (see also note 15)

(14) TECHNOLOGY LICENSING INCOME

     On May 11, 1995 the Company and Archer-Daniels-Midland Company signed a non-exclusive licensing agreement for AstaXin(R). The Agreement provided for an initial payment of $200,000 and royalties based on sales. In addition, the Company received $23,482 and $24,415 in 1996 and 1995, respectively, for technology services pertaining to the Agreement. The Company also received payment of $25,000 in December, 1995 under the terms of the Agreement. On February 29, 1996 Archer-Daniels-Midland Company terminated its Licensing Agreement with the Company (See Note 11).

(15)  SUBSEQUENT EVENTS

     Effective January 1, 1997 the Company initiated a SIMPLE retirement plan. All employees who received at least $5,000 of compensation for the preceding year are eligible to participate in the plan. The Company makes a non-elective contribution for each participating employee equal to 2% of each such employee's compensation.

     On January 15, 1997 the Company issued Promissory Notes to certain Directors of the Company for an aggregate consideration of $70,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.07 per share and to receive warrants for an equivalent number of common shares at $.07 per share.

     On February 24, 1997 the Company issued Promissory Notes to certain Directors of the Company for an aggregate consideration of $100,000. These notes specify that at any time prior to repayment the holder has the right to convert the note to common stock of the Company at $.11 per share and to receive warrants for an equivalent number of common shares at $.11 per share.

     The directors also received warrants to purchase the number of shares of Common Stock into which the promissory notes are convertible with an exercise price equal to the market price at the time these notes were issued.

                                   SCHEDULE V
                            IGENE BIOTECHNOLOGY, INC.
                          PROPERTY, PLANT AND EQUIPMENT


                                                   BALANCE AT                                            BALANCE
                                                   BEGINNING          ADDITIONS                           AT END
          CLASSIFICATION                           OF PERIOD           AT COST         RETIREMENTS       OF PERIOD
          --------------                         ------------        -----------       -----------       ---------

Year ended December 31, 1996:
     Laboratory equipment and fixtures           $     85,092        $    ---          $   15,032       $   70,060
     Pilot plant equipment and fixtures                56,862             955              49,615            8,200
     Machinery and equipment                          101,683             ---              43,704           57,979
     Office furniture and fixtures                     42,864             ---               9,338           33,526
                                                       ------        --------               -----           ------
                                                $     286,501        $    955          $  117,689       $  169,765
                                                =============        ========          ==========       ==========




                                   SCHEDULE VI
                          ACCUMULATED DEPRECIATION AND
                  AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

                                                                      ADDITIONS
                                                   BALANCE AT          AT COST                             BALANCE
                                                   BEGINNING         DEPRECIATION                          AT END
          CLASSIFICATION                           OF PERIOD           EXPENSES         RETIREMENTS       OF PERIOD
          --------------                           ----------       -------------       -----------       ----------
Year ended December 31, 1996:
     Laboratory equipment and fixtures           $     73,091        $    2,000        $      15,032     $   60,059
     Pilot plant equipment and fixtures                56,863                67               49,614          7,314
     Machinery and equipment                           84.234             4,122               38,961         49,395
     Office furniture and fixtures                     42,792                72                9,338         33,526
                                                       ------                --                -----         ------
                                                 $     56,980         $   6,261         $    112,946     $  150,294
                                                 ============         =========         ============     ==========

                                   SCHEDULE X
                   SUPPLEMENTARY INCOME STATEMENT INFORMATION


                                                       1996             1995
                                                       ----             ----

  Maintenance and repairs.........................   $  27,174       $  35,849
  Taxes, other than payroll and income taxes......      18,193          15,267

                              FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                    IGENE BIOTECHNOLOGY, INC. BALANCE SHEETS

                                                         SEPTEMBER 30, 1997     SEPTEMBER 30, 1996
                                                             (UNAUDITED)           (UNAUDITED)            DECEMBER 31, 1996
ASSETS                                                   ------------------     -------------------       ------------------
Current assets:
    Cash and cash equivalents                            $   304,581            $  35,975              $ 41,339
    Accounts receivable                                       14,494               47,509                 9,996
    Due from stockholders(note 6)                             97,094                  ---                16,870
    Equipment held for resale                                512,848                  ---                   ---
    Supplies                                                     ---                7,009                 6,126
    Deferred costs                                            92,731                  ---                   ---
    Prepaid expenses                                             947                  953                 4,652
                                                                 ---                  ---                 -----
         Total current assets                              1,022,695               91,446                78,983
Property and equipment, net                                   53,045               25,353                19,471
Security deposits                                             10,600               10,600                10,600
                                                          $1,086,340             $127,399              $109,054
                                                          ----------             --------              --------


LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and
    other accrued expenses                                   462,668              268,486               300,799
    Debenture interest payable                                90,000               60,000                45,000
    Promissory Notes payable                               2,332,500              558,770               717,000
         Total current liabilities                         2,885,168              887,256             1,062,799
Long term liabilities:
         Variable rate subordinated debenture              1,500,000            1,500,000             1,500,000
                                                           ---------            ---------             ---------
             Total liabilities                             4,385,168            2,387,256             2,562,799
                                                           ---------            ---------             ---------
    Redeemable preferred stock -- 8% cumulative,
         convertible, voting, Series A,
         $.01 par value per share;
         redemption value $13.76,
         $13.12 and $13.28 per share.
         Authorized 920,000 shares; issued 35,842
         shares                                              493,186              470,247               475,982

              IGENE BIOTECHNOLOGY, INC. BALANCE SHEETS (CONTINUED)

Stockholders' deficit:
    Preferred stock -- $.01 par value per share.
         8% cumulative, convertible, voting, Series A.
         Authorized and issued 187,500 shares
         (aggregate involuntary liquidation value of
         $2,580,000, 2,460,000, and 2,490,000)                1,875                1,875                 1,875
    Common stock -- $.01 par value per share.
         Authorized 35,000,000 shares; issued
         19,143,973, 18,604,472, and 18,631,139 shares      191,440              186,045               186,311
    Additional paid-in capital                           18,062,529           17,917,221            17,971,220
    Deficit                                             (22,047,859)         (20,835,245)          (21,089,133)
                                                        -----------          -----------           -----------
             Total stockholders' deficit                 (3,792,015)          (2,730,104)           (2,929,727)
                                                         ----------           ----------            ----------
                                                        $ 1,086,339         $    127,399          $    109,054
                                                        ===========         ============          ============
     The accompanying notes are an integral part of the financial statement

                            IGENE BIOTECHNOLOGY, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                           -- THREE MONTHS ENDED --
                                                                       SEPTEMBER 30,      SEPTEMBER 30,
                                                                           1997              1996
                                                                           ----              ----

Sales                                                                   $   ---           $      9,241
    Cost of sales                                                           ---                  3,927
                                                                        --------                 -----

Technology services income                                                  ---                    ---

Net revenue                                                                 ---                  5,314

Selling, general and administrative expenses:
     Marketing and selling                                                2,681                  1,323
     Research, development and pilot plant                               77,637                 84,123
     General and administrative                                          94,305                 93,082
                                                                         ------                 ------
          Total selling, general and Administrative expenses            174,623                178,528
                                                                        -------                -------
Operating loss                                                         (174,623)              (173,214)

Other income (expenses):
     Litigation expenses                                               (280,000)                   ---
     Investment income                                                      ---                    105
     Other income (expense)                                                 ---                    ---
     Interest expense                                                   (86,996)               (43,621)
                                                                        -------                -------

Net loss                                                               (541,619)              (216,730)

Deficit at beginning of period                                      (21,506,240)           (20,618,515)
                                                                    -----------            -----------

Deficit at end of period                                           $(22,047,859)          $(20,835,245)
                                                                    ------------           ------------
Net loss per common share                                          $      (0.03)          $      (0.01)
                                                                    ============            ===========


    The accompanying notes are an integral part of the financial statements.




                                                 IGENE BIOTECHNOLOGY, INC.
                                           STATEMENTS OF STOCKHOLDER'S DEFICIT
                                                       (UNAUDITED)


                                                       REDEEMABLE            PREFERRED
                                                    PREFERRED STOCK            STOCK                  COMMON STOCK
                                                    (SHARES/AMOUNT)       (SHARES/AMOUNT)             SHARES/AMOUNT

Balance at December 31, 1995                        38,342/$484,643         187,500/$1,875            18,572/$185,728

Issuance of 26,667 shares of
  common stock in lieu of cash
  payment for interest on
  subordinated debenture                                        ---                    ---                26,667/$267

Cumulative undeclared                                        17,204                    ---                        ---
  dividends on redeemable
  preferred stock

Conversion of preferred stock                      (2,500)/$(31,600)                   ---                  5,000/$50
  to common stock

Net loss for nine months ended
  September 30, 1996                                            ---                    ---                        ---

Balance at September 30, 1996                       35,842/$464,512         187,500/$1,875         18,604,472/$186,046

Balance at                                          35,842/$475,982         187,500/$1,875         18,631,139/$186,311
  December 31, 1996

Issuance of 40,000 shares of                                    ---                    ---                40,000/$400
  common stock in lieu of
  cash payment for interest
  on subordinated debenture

Issuance of common stock through
  Exercise of employee stock options                            ---                    ---            472,834/$4,729

Cumulative undeclared
  dividends on redeemable
  preferred stock                                            17,204                    ---                       ---

Net loss for nine months ended
  September 30, 1997                                            ---                    ---                       ---


Balance at
  September 30, 1997                                35,842/$493,186          187,500/$1,875      19,143,973/$191,440


                         The accompanying notes are an integral part of the financial statements.



                                                 IGENE BIOTECHNOLOGY, INC.
                                           STATEMENTS OF STOCKHOLDER'S DEFICIT
                                                  (UNAUDITED- CONTINUED)

                                                                       TOTAL
                                ADDITIONAL                          STOCKHOLDER'S
                              PAID-IN CAPITAL       DEFICIT           DEFICIT


Balance at                     $ 17,843,142      $(20,312,260)     $ (2,281,515)
  December 31, 1995

Issuance of 26,667 shares
  Of common stock in lieu
  of Cash payment for
  interest on subordinated
  debenture                          59,733              --              60,000

Cumulative undeclared
  dividends on redeemable
  preferred stock                  (17,204)              --             (17,204)

Conversion of preferred
  stock to common stock              31,550              --              31,600

Net Loss for nine months
  ended September 30, 1996              --           (522,985)         (522,985)

Balance at June 30, 1996       $ 17,922,955      $(20,618,514)     $ (2,507,638)

Balance at December 31, 1996   $ 17,971,220      $(21,089,133)     $ (2,929,727)

Issuance of 40,000 shares
  Of common stock in lieu
  of Cash payment for
  interest On subordinated
  debenture                          89,600              --              90,000

Issuance of common stock
  through Exercise of
  employee stock options             18,913              --              23,842

Cumulative undeclared
  dividends on redeemable
  preferred stock                   (17,204)             --             (17,204)

Net Loss for nine months
  ended September 30, 1997             --            (958,726)         (958,726)

Balance at September 30,
  1977                         $ 18,062,529      $(22,047,859)     $ (3,792,015)


     The accompanying notes are an integral part of the financial statements.



                                                 IGENE BIOTECHNOLOGY, INC.
                                                 STATEMENTS OF CASH FLOWS
                                                       (UNAUDITED)
                                                                                   NINE MONTHS ENDED

                                                                      SEPTEMBER 30,                   September 30,
                                                                           1997                           1996

Cash flows from operating activities:
  Net loss                                                             $(958,726)                      $(522,985)
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation                                                           5,502                           4,167
    Interest on debenture paid in shares of
      common stock                                                        90,000                          60,000
    Decrease (increase) in:
      Accounts receivable                                                 (4,498)                        (36,380)
      Prepaid expenses, supplies and
        deposits                                                           9,831                          (7,962)
    Increase (decrease) in:
      Accounts payable and other Accrued
        expenses                                                         206,869                          27,359
  Net cash used in operating activities                                 (651,022)                       (475,801)
Cash flows from investing activities:
  Capital expenditures                                                   (39,075)                           ---
  Purchase of equipment held for resale                                 (512,848)                           ---
  Deferred costs                                                         (92,731)                           ---
  Net cash used in investing activities                                 (644,654)                           ---
Cash flows from financing activities:
  Issuance of promissory notes                                         1,615,500                        458,770
  Proceeds from issuance of common stock                                  23,642                            ---
  Decrease (increase) in amounts Due from                                (80,224)                        44,680
    stockholders
  Net cash provided by financing activities                            1,558,918                        503,450
Net increase in cash and cash equivalents                                263,242                         27,649
Cash and cash equivalents at beginning of                                 41,339                          8,326
  period
Cash and cash equivalents at end of period                               304,581                         35,975
Supplementary disclosure of cash flow                                   --------                        -------
  information:
    Cash paid during the year for interest                         $         ---                   $        ---
    Cash paid during the year for income taxes                     $         ---                   $        ---


                               The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                              (UNAUDITED-CONTINUED)


Noncash investing and financing activities:

During 1997 and 1996 the Company issued 40,000 and 26,667 shares, respectively, of common stock in each period in payment of interest on the variable rate subordinated debenture. If paid in cash, the interest would have been payable at 12% and 8% during 1997 and 1996, of $90,000 and $60,000, respectively, in each period. Shares may be issued in lieu of cash under the debenture agreement at the higher of $2.25 per share or market price per share. The stock was issued and related interest was paid in 1997 and 1996 at $2.25 per share, or $90,000 and $60,000, respectively, in each period.

During 1997 and 1996 the Company recorded dividends in arrears on 8% redeemable preferred stock at $0.48 per share aggregating $17,204 in each period which has been removed from paid-in capital and included in the carrying value of the redeemable preferred stock.




    The accompanying notes are an integral part of the financial statements.

                            IGENE BIOTECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


(1)    Unaudited Financial Statements

The financial statements presented herein as of September 30, 1997 and 1996 and for the three month and nine month periods ended September 30, 1997 and 1996 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and results of operations. Such financial statements do not include all of the information and footnote disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles.

(2)    Inventories

None.

(3)    Stockholders' Equity

At September 30, 1997 and 1996, 71,684 shares of authorized but unissued common stock were reserved for issuance upon conversion of the Company's outstanding preferred stock.

As of September 30, 1997 and 1996, 2,000,000 shares of authorized but unissued common stock were reserved for exercise pursuant to the 1986 Stock Option Plan.

As of September 30, 1997 and 1996, 800,000 shares of authorized but unissued common stock were reserved for issuance upon reinvestment of interest on the variable rate subordinated debenture and 375,000 shares of authorized but unissued common stock were reserved for issuance upon conversion of the variable rate subordinated debenture.

As of September 30, 1997 and 1996, 51,141,548 and 24,588,248 shares, respectively, of common stock were reserved for the conversion of promissory notes and the issue of warrants attached to those notes. The promissory notes are held by Directors of the Company and one individual investor.

(4)    Net Loss Per Common Share

Net loss per common share for the quarters ended September 30, 1997 and 1996 is based on 18,976,637 and 18,604,472 weighted average shares, respectively. For purposes of computing net loss per common share, the amount of net loss has been increased by cumulative undeclared dividends in arrears on preferred stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Company is a Maryland corporation. The Company's Articles of Incorporation contain a provision limiting the liability of the directors and officers to the fullest extent permitted by Section 5- 349 of the Courts and Judicial Proceedings Code of Maryland. The Company's Articles of Incorporation also contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the Company's Articles of Incorporation and Bylaws provide for the Company's indemnification of its directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys' fees, to the fullest extent permitted under Maryland General Corporation Law. Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.


ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee......................................$  2,950
Legal fees and expenses...................................$125,000
Accountants' fees and expenses............................$ 25,000
Printing..................................................$ 50,000
Miscellaneous.............................................$ 47,050
                                                           -------
                         TOTAL............................$250,000


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

          See "Certain Relationships And Transactions."


ITEM 27.                          EXHIBITS

EXHIBIT NO.

 3.1 Articles of Incorporation of Registrant, as amended to date.

 3.2    By-Laws, constituting Exhibit 3.2 to the Registrant's
        Registration Statement No. 33-5441 on Form S-1, are hereby incorporated herein by reference.

 4.1    Form of Variable Rate Convertible Subordinated Debenture
        Due 2002 (Class A),  constituting Exhibit 4.4 to
        Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

*4.2 Indenture between the Company and American Stock Transfer & Trust Company as Trustee, relating to 8% notes due 2002.

*4.3    Warrant Agreement between the Company and American Stock
        Transfer Trust Company, as Warrant Agent relating to warrants expiring 2007.

*5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Offered Securities.

10.1 Exchange Agreement made as of July 1, 1988 between the Company and Essex Industrial Chemicals, Inc. with respect to the exchange of 187,500 shares of Preferred Stock for a Debenture, constituting Exhibit 10.21 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.2    Preferred Stockholders' Waiver Agreement dated May 5,
        1988, constituting Exhibit 10.6 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.3 Form of Agreement between the Company and Certain Investors in Preferred Stock dated September 30, 1987, constituting exhibit 10.7 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.4 Letter of Intent as of March 26, 1993, between Burns Philp Food, Inc. and the Company, constituting Exhibit 10.9 to the Company's report on form 10-KSB for the year ended
        December 31, 1992, is hereby incorporated herein by reference.

10.5 Technology Evaluation Agreement as of March 4, 1994 between the Food Science Group of Pfizer Inc. and the Company, constituting Exhibit 10.10 to the Company's report on form 10-KSB for the year ended December 31, 1993, is hereby incorporated herein by reference.

10.6    Letter Agreement executed May 11, 1995 between Archer
        Daniels Midland and the  Company, along with November 11,
        1995 Amendment, constituting Exhibit 10.11 to  the
        Company's report on form 10-KSB for the year ended
        December 31, 1995, is hereby incorporated herein by reference.

10.7 Loan Agreement dated August 1, 1997 between the Investors and the Company.

10.8 Agreement of Lease effected December 15, 1995 between Columbia Warehouse LP and the Company, constituting
        Exhibit 10.13 to the Company's report on form 10-KSB for the year ended December 31, 1995, is hereby incorporated herein by reference.

23.1 Consent of Stroock & Stroock & Lavan LLP (included as part of Exhibit 5.1).

23.2    Consent of Berenson & Company LLP.

24.1    Power of Attorney of Directors and Officers of Registrant
        (included on signature page).

----------
*To be filed by Amendment

UNDERTAKINGS

          The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the" Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

                PROVIDED, HOWEVER, paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from period reports filed by the registrant under the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

(2) For determining the liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that (1) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to ruled 424(b)(1), and 42(b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the obligations for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Columbia, state of Maryland, on December 5, 1997.

                                              IGENE Biotechnology, Inc.


                                              By: /S/ STEPHEN F. HIU
                                                  Stephen F. Hiu
                                                  President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Kimelman, Thomas L. Kempner and Stephen
F. Hiu, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                    TITLE                        DATE



_________________________    Chairman of the Board        December __, 1997
Michael G. Kimelman          of  Directors




/S/ THOMAS L. KEMPNER        Vice Chairman of the         December 5, 1997
Thomas L. Kempner            Board of  Directors




/S/ RAMIN ABRISHAMIAN        Director and Chief           December 5, 1997
Ramin Abrishamian            Executive  Officer




/S/ STEPHEN F. HIU           Director, President,         December 5, 1997
Stephen F. Hiu               Chief  Financial
                             Officer and Chief
                             Accounting Officer




/S/ JOSEPH C. ABELES         Director                     December 5, 1997
Joseph C. Abeles



                             Director                     December  , 1997
John A. Cenerazzo



/S/ SIDNEY R. KNAFEL         Director                     December 5, 1997
Sidney R. Knafel



/S/ PATRICK F. MONAHAN       Director                     December 5, 1997
Patrick F. Monahan

                                 EXHIBIT INDEX

EXHIBIT NUMBER      DESCRIPTION

  3.1               Articles of Incorporation of Registrant, as amended to date.

  3.2 By-Laws, constituting Exhibit 3.2 to the Registrant's Registration Statement No. 33-5441 on Form S-1, are hereby incorporated herein by reference.

4.1 Form of Variable Rate Convertible Subordinated Debenture Due 2002 (Class A), constituting Exhibit 4.4 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

*4.2 Indenture between the Company and American Stock Transfer & Trust Company as Trustee, relating to 8% notes due 2002.

*4.3 Warrant Agreement between the Company and American Stock Transfer Trust Company, as Warrant Agent relating to warrants expiring 2007.

*5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Offered Securities.

10.1 Exchange Agreement made as of July 1, 1988 between the Company and Essex Industrial Chemicals, Inc. with respect to the exchange of 187,500 shares of Preferred Stock for a Debenture, constituting Exhibit 10.21 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.2 Preferred Stockholders' Waiver Agreement dated May 5, 1988, constituting Exhibit 10.6 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.3 Form of Agreement between the Company and Certain Investors in Preferred Stock dated September 30, 1987, constituting exhibit 10.7 to Registration Statement No. 33-5441 on Form S-1, is hereby incorporated herein by reference.

10.4 Letter of Intent as of March 26, 1993, between Burns Philp Food, Inc. and the Company, constituting Exhibit 10.9 to the Company's report on form 10-KSB for the year ended December 31, 1992, is hereby incorporated herein by reference.

10.5 Technology Evaluation Agreement as of March 4, 1994 between the Food Science Group of Pfizer Inc. and the Company, constituting Exhibit 10.10 to the Company's report on form 10-KSB for the year ended December 31, 1993, is hereby incorporated herein by reference.

10.6 Letter Agreement executed May 11, 1995 between Archer Daniels Midland and the Company, along with November 11, 1995 Amendment, constituting Exhibit 10.11 to the Company's report on form 10-KSB for the year ended December 31, 1995, is hereby incorporated herein by reference.

10.7 Loan Agreement dated August 1, 1997 between the Investors and the Company.

10.8 Agreement of Lease effected December 15, 1995 between Columbia Warehouse LP and the Company, constituting
                    Exhibit 10.13 to the Company's report on form 10-KSB for the year ended December 31, 1995, is hereby incorporated herein by reference.

23.1 Consent of Stroock & Stroock & Lavan LLP (included as part of Exhibit 5.1).

23.2                Consent of Berenson & Company LLP.

24.1 Power of Attorney of Directors and Officers of Registrant (included on signature page).